SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, DC 20549

                    Post-effective Amendment 1 to
                              FORM S-1
                        Registration Statement
                    Under the Securities Act of 1933

                       Advanced ID Corporation
         (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

      Nevada                           3825                     46-0439668
(State or other jurisdiction     (Primary Standard           (I.R.S. Employer
   of incorporation or        Industrial Classification       Identification
     organization)                Code Number)                   Number)

                                                     Daniel Finch
      4500 - 5th Street NE                           4500 - 5th Street NE
           #200 Bay 6                                    #200 Bay 6
      Calgary, Alberta                              Calgary, Alberta,
       Canada T2E 7C3                                Canada T2E 7C3
       (403) 264-6300                                (403) 264-6300
 (Address, and telephone number              (Name, address and telephone number
 of principal executive offices)                      of agent for service)

                           Copies to:
                      Ms. Jody Walker ESQ.
                     7841 South Garfield Way
                      Centennial, CO 80122
                 Phone 303-850-7637 Fax 303-482-2731

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []

If this form is a post-effective amendment filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule
462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [x]

                          EXPLANATORY NOTE

On July 18, 2008, the Securities and Exchange Commission declared effective the registration statement on SB-2 filed by Advanced ID. Advanced ID is filing this post effective amendment No. 1 to the registration statement for the purpose of updating its financial and other disclosures and to reduce the price of the common shares being offered hereby. The 3,854,989 shares included in this post effective amendment represent the number of shares included in the Registration Statement (10,000,000) minus the number of shares sold by Advanced ID.

                       CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF   AMOUNT     PROPOSED     PROPOSED      AMOUNT OF
SECURITIES TO BE         BEING      MAXIMUM      MAXIMUM      REGISTRATION
REGISTERED             REGISTERED  OFFER PRICE  AGGREGATE          FEE
                                    PER SHARE   OFFER PRICE
Common Stock(1)       3,854,989      $0.025    $   96,375       $ 11.34
Common Stock(2)         140,000       $0.25        35,000          4.12
Common Stock(3)       1,194,584       $0.30       358,375         42.18
Common Stock(4)         350,000       $0.35       122,500         14.42
Common Stock(5)         100,000       $0.36        36,000          4.24
Common Stock(6)       1,806,667       $0.40       722,667         85.06
                      ---------                ----------      --------
Total                 7,446,240                $1,370,917       $161.36

(1) Represents common stock being sold in this offering.
(2) Represents common stock underlying currently outstanding warrants. The exercise price is $0.25 per warrant and one warrant acquires one common share.
(3) Represents common stock underlying currently outstanding warrants. The exercise price is $0.30 per warrant and one warrant acquires one common share.
(4) Represents common stock underlying currently outstanding warrants. The exercise price is $0.35 per warrant and one warrant acquires one common share.
(5) Represents common stock underlying currently outstanding warrants. The exercise price is $0.36 per warrant and one warrant acquires one common share.
(6) Represents common stock underlying currently outstanding warrants. The exercise price is $0.40 per warrant and one warrant acquires one common share.

* Registration fee previously paid.

The Registrant amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

Preliminary Prospectus Dated July 7, 2009. SUBJECT TO COMPLETION

$96,375

Up to a maximum of 3,854,989 Common Shares at $.025 per Common Share and
6,591,251 Common Shares to be issued upon exercise of 6,591,251 outstanding Warrants

Advanced ID Corporation

Advanced ID Corporation is registering 3,854,989 common shares at the purchase price of $.025 per common share for the aggregate offering price of $96,375. Additionally, we are registering 6,591,251 common shares to be issued upon the exercise of 6,591,251 currently outstanding warrants.

The offering will commence on the effective date of this prospectus and will terminate on or before June 30, 2010.

Our common stock is currently listed on the NASD Over-The-Counter
Bulletin Board under the trading symbol "AIDO". On June 30, 2009, the last reported sale price for our common stock on the OTC Bulletin Board was $.025 per share.

We may sell the common shares ourselves or may pay up to a 10% commission if a registered broker-dealer sells our common shares. We will be selling our common shares using our best efforts and no one has agreed to buy any of our common shares. There is no minimum amount of common shares we must sell so no money raised from the sale of such common shares will go into escrow, trust or another similar arrangement.

Consider carefully the risk factors beginning on page 6 in this prospectus.

Neither the SEC nor any state securities commission has approved these common shares or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Proceeds of the Offering

                                    Per Common Share          Total
 Offering Price                        $   0.025           $ 96,375
 Proceeds to Advanced ID,
    before expenses                    $   0.025           $ 96,375

                          TABLE OF CONTENTS

Prospectus Summary                                                5
Risk Factors                                                      5
Forward Looking Statements                                        8
Use of Proceeds                                                   9
Plan of Distribution                                              9
Business Operations                                              10
Dilution                                                         18
Dividend Policy                                                  19
Determination of Offering Price                                  19
Management's Discussion and Analysis of Financial
  Condition and Results of Operations                            19
Directors, Executive Officers Control Persons                    23
Security Ownership of Certain Beneficial Owners
  and Management                                                 25
Certain Relationships and Related Transactions                   28
Description of Capital Stock                                     29
Shares Eligible for Future Sale                                  30
Disclosure of Commission Position on Indemnification
  for Securities Act liabilities                                 31
Market for Common Stock and Related Stockholder Matters          31
Experts                                                          31
Legal Proceedings                                                31
Legal Matters                                                    32
Where You Can Find More Information                              32
Financial Statements                                             33

                        PROSPECTUS SUMMARY

To understand this offering fully, you should read the entire prospectus carefully, including the risk factors beginning on page 6 and the financial statements.

Operations.

In 2008, Advanced ID had three wholly-owned subsidiaries; Pneu-Logic Corporation Limited located in U.K., AVID Canada Corporation, and Advanced ID Asia Pacific Company Limited. Avid Canada is a reseller of radio frequency identification microchips and scanners manufactured by American Veterinary Identification Devices of the United States under the brand name AVID. Avid Canada does not own the AVID brand name or trademark. There currently exists no distribution agreement with AVID. The products are marketed to the companion animal and biological sciences sectors in Canada only. PLCL is a reseller of RFID products for the tire industry. Due to limited sales in 2009, the PLCL was sold for a nominal value. Advanced AP was set up in Hong Kong to allow the
Company to enter the Chinese market.   Advanced AP has one wholly-owned
subsidiary, Advanced ID (Shenzen) Co, Ltd. Advanced Shenzen was set up to carry out our operations in China. In 2009 the Company made the decision not to pursue any activities in China directly and as a result is in the process of dissolving Advanced AP.

Advanced ID develops, manufactures and sells, either directly or through distributors, microchip identification technologies referred to as radio frequency identification microchips and readers to the animal industry. In the second quarter of 2004, we began commercializing these products under the brand name, DataTRACTM. The intellectual property rights to the DataTRACTM products are owned by Advanced ID Corporation. Sales of microchips and readers to the companion animal and biological sciences markets in Canada continue to contribute a
majority of our income..    Tire tag and tire patch sales have been
made to VAR's in several countries for trial or pilot runs. Readers for the tire tag market have been sold to tire manufacturers and resellers in India, Canada, Mexico, Venezuela, Australia, Japan and the United States.

Common Stock Outstanding                                   75,687,905

Common Shares being sold in this
  offering                                                  3,854,989
Common shares to be issued upon
  exercise of outstanding warrants
  registered in this offering                               6,591,251

Termination of the Offering             The offering will commence on
                                        the effective date of this
                                        prospectus and will terminate
                                        on or before June 30, 2010.

Market for our common stock             Our common stock is listed on
                                        the NASD Over- The-Counter
                                        Bulletin Board under the
                                        trading symbol "AIDO".  We can
                                        provide no assurance that there
                                        will be an active market for
                                        our common stock.


                            RISK FACTORS

Advanced ID's business is subject to numerous risk factors, including the following.

1. We cannot offer any assurance as to our future financial results. You may lose your entire investment.

We have not received substantial income from operations to date and future financial results are uncertain. We cannot assure you that Advanced ID can operate in a profitable manner. We had an accumulated deficit of $12,165,235 as of March 31, 2009. Even if we obtain future revenues sufficient to expand operations, increased production or marketing expenses would adversely affect liquidity of Advanced ID. In their opinion on our financial statements as of and for the year ended December 31, 2008, our auditors have indicated that there is substantial doubt about our ability to continue as a going concern.

2. We do not have an active market in our securities. If our common stock has no active trading market, you may not be able to sell your common shares at all.

We do not have an active public market for our common shares. The trading volume of our securities on the OTC Bulletin Board has averaged 36,843 shares per day over the last twelve months ended May 2009, ranging from an average low of 22,924 shares per day in the month of February 2008 to an average high of 69,209 shares per day during the month of November 2008. We cannot assure you that an active public market will ever develop. Consequently, you may not be able to liquidate your investment in the event of an emergency or for any other reason.

3. We do not meet the requirements for our stock to be quoted on NASDAQ, American Stock Exchange or any other senior exchange and even though our stock is quoted on the OTC Bulletin Board, the tradability in our stock will be limited under the penny stock regulation.

The liquidity of our common stock is restricted as Advanced ID' s common stock falls within the definition of a penny stock.

Under the rules of the Securities and Exchange Commission, if the price of the company's common stock on the OTC Bulletin Board is below $5.00 per share, the company's common stock will come within the definition of a "penny stock." As a result, Advanced ID's common stock is subject to the "penny stock" rules and regulations. Broker-dealers who sell penny stocks to certain types of investors are required to comply with the Commission's regulations concerning the transfer of penny stock. These regulations require broker-dealers to:

   - Make a suitability determination prior to selling penny stock to the purchaser;
   - Receive the purchaser's written consent to the transaction; and
   - Provide certain written disclosures to the purchaser.

These requirements may restrict the ability of broker/dealers to sell the company's common stock, and may affect the ability to resell the company's common stock.

4. Our cash balances in banks and brokerage firms may exceed the insurance limits. Our liquidity may be negatively affected if these institutions should fail.

At June 30, 2009, we maintained cash balances with the Canadian Imperial Bank of Commerce and Chase Bank. Balances up to $100,000 held in Canadian banks are insured by the Canadian Deposit Insurance Company. Balances up to $250,000 held in U.S. banks are insured by the Federal Deposit Insurance Corporation. At times, balances may exceed such insurance limits. Our liquidity may be negatively affected if these institutions should fail.

5. We are dependent on Dan Finch and key management personnel. The failure to attract and retain the necessary personnel could have a materially adverse effect on our business, operations and financial condition.

Our success is dependent upon, among other things, the services of Dan Finch CEO & President. The loss of Mr. Finch's services could have a material adverse effect on our business, operations and financial condition. We do not have key-man life insurance policy for Mr. Finch. The expansion of our business will place further demands on existing management and future growth. Profitability will depend, in part, on our ability to hire and retain the necessary personnel to operate our business. There is no certainty that we will be able to identify, attract, hire, train, retain and motivate other highly skilled technical, administrative, managerial, marketing and customer service personnel. Competition for such personnel is intense and there is no certainty that we will be able to successfully attract, integrate or retain sufficiently qualified personnel. The failure to attract and retain the necessary personnel could have a materially adverse effect on our business, operations and financial condition.

6. We are in an intensely competitive industry. There are numerous competitors offering various components of the type of products and services we offer. Also, there is no certainty that additional competitors will not enter markets that we intend to serve.

We believe that our ability to compete depends on many factors both within and beyond our control. At this time, there are a few other companies offering similar services as those intended to be offered by us. It should be expected that in the future we would be competing with additional companies, many of which may have greater financial resources than our company. There is no certainty that we will be able to compete successfully in this market.

7. Changes in foreign policies could have an adverse effect on our operations. A portion of our marketing will be done international distributors.

To date we have entered into many distribution agreements with international distributors. Between 2006 and 2008, we signed agreements with eighteen distributors in sixteen countries.

There is no certainty that our marketing strategies will be effectively implemented. Changes in foreign policies by international governments could have a material negative effect on our marketing strategies.

8. Our success may depend on the ability of our distributors to implement viable marketing initiatives.

We intend to offer the majority of our products and services through a network of independent distributors. Our success is dependent upon the ability of these distributors to implement viable marketing initiatives. Many of these distributors may carry products from several different companies. There is a risk that these distributors will give priority to the products of other suppliers. The reduction or loss in sales by one or more of our key distributors, or the inability to attract new distributors, could have a material adverse effect on our business.

9. Changes in the foreign exchange rate could negatively affect our profitability.

We face foreign exchange rate exposure. We will offer payment for our products and services in U.S. dollars except for our Canadian customers who will pay us in Canadian dollars. We carry out all fundraising in U.S. dollars. With the majority of expenses expected to be in United States dollars, we will be exposed to fluctuations in foreign exchange rates from both a transactional and transnational perspective. There is a risk that foreign exchange rate fluctuations between the Canadian dollar and the U.S. dollar will be disadvantageous to us.

10. We may be subject to product obsolescence that could result in reduced profitability.

The markets for our products are characterized by evolving industry standards, technological changes and changing customer needs. The introduction of products embodying new technologies and the emergence of new microchips or software could render our existing products obsolete and unmarketable. Consequently, our success will depend upon our ability to successfully develop and introduce new and enhanced products that evolves with technological and industry developments, industry standards and customer needs. The timing and success of product development is unpredictable due to the inherent uncertainty in anticipating technological developments, difficulties in identifying and correcting design flaws and market acceptance. Any significant delay in releasing new products or enhancements could have a material adverse effect on the success of new products or enhancements that could have a material adverse effect on our business.

There is no certainty that we will be able to introduce new products on a timely basis, that such products will achieve any market acceptance or that any such market acceptance will be sustained for any significant period. Failure of new products to achieve or sustain market acceptance could have a material adverse effect on our business.

11. Our business may be negatively affected by the misappropriation of our intellectual property.

We have entered into confidentiality and assignment agreements with our employees, suppliers and contractors, and non-disclosure agreements with outside parties with which we conduct business, in order to limit access to and disclosure of our proprietary information. There is no certainty that these contractual arrangements will protect our intellectual property from misappropriation or deter third party development of similar technologies. We will pursue registration of our trademarks and may license our proprietary rights to third parties. While we will attempt to ensure the quality of our brand names is maintained by distributors and licensees, there is no certainty that such distributors and licensees will not take action that might materially adverse effect our business, operations and financial condition.


                       FORWARD LOOKING STATEMENTS

The statements contained in this prospectus that are not historical fact are forward-looking statements which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. We have made the forward-looking statements with management's best estimates prepared in good faith.

Because of the number and range of the assumptions underlying our projections and forward-looking statements, many of which are subject to significant uncertainties and contingencies that are beyond our reasonable control, some of the assumptions inevitably will not materialize and unanticipated events and circumstances may occur subsequent to the date of this prospectus.

These forward-looking statements are based on current expectations, and we will not update this information other than required by law. Therefore, the actual experience of Advanced ID, and results achieved during the period covered by any particular projections and other forward-looking statements should not be regarded as a representation by Advanced ID, or any other person, that we will realize these estimates and projections, and actual results may vary materially. We cannot assure you that any of these expectations will be realized or that any of the forward-looking statements contained herein will prove to be accurate.


                          USE OF PROCEEDS

Any proceeds received from the sale of our common shares will be deposited directly into the operating account of Advanced ID. We will be attempting to raise up to $96,375, minus offering sales costs of approximately $5,000 from the sale of our common shares. Offering expenses of $29,146.75 were previously paid from the proceeds of the sale of 6,145,011 common shares.

These proceeds will be used over a twelve month period as follows:

           $  10,000          Inventory
              40,000          Accounts payable
              46,375          Working capital
           ---------
           $  96,375           TOTAL

We may receive up to $1,274,542 from the exercise of the currently outstanding warrants. Any proceeds received from the exercise of the warrants shall be utilized for working capital needs.


                            PLAN OF DISTRIBUTION

This prospectus relates to the sale of 3,854,989 common shares and 6,591,251 common shares to be issued upon exercise of 6,591,251 currently outstanding warrants.

We may sell the common shares ourselves or may pay up to a 10% commission if a registered broker-dealer sells our common shares. We will be selling our common shares using our best efforts and no one has agreed to buy any of our common shares. There is no minimum amount of common shares we must sell so no money raised from the sale of our common shares will go into escrow, trust or another similar arrangement.

The common shares are being offered by Dan Finch and Terry Fields, officers and directors of Advanced ID. Messrs. Finch and Fields will be relying on the safe harbor in Rule 3a4-1 of the Securities Exchange Act of 1934 to sell the common shares. No sales commission will be paid for common shares sold by Messrs. Finch and Fields. Messrs. Finch and Fields are not subject to a statutory disqualification and are not associated persons of a broker or dealer. Additionally, Messrs. Finch and Fields primarily perform substantial duties on behalf of Advanced ID otherwise than in connection with transactions in securities. Neither Mr. Finch nor Mr. Fields were a broker or dealer or an associated person of a broker or dealer within the preceding 12 months and they have not participated in selling an offering of securities for any issuer more than once every 12 months other than in reliance on paragraph (a)4(i) or (a)4(iii) of Rule 3a4-1 of the Securities Exchange Act of 1934.

The offering shall terminate on June 30, 2010.  There are no finders.

Under the rules of the Securities and Exchange Commission, our common stock will come within the definition of a "penny stock" because the price of our common stock on the OTC Bulletin Board is below $5.00 per share. As a result, our common stock will be subject to the "penny stock" rules and regulations. Broker-dealers who sell penny stocks to certain types of investors are required to comply with the Commission's regulations concerning the transfer of penny stock. These regulations require broker-dealers to:

   - Make a suitability determination prior to selling penny stock to the purchaser;
   - Receive the purchaser's written consent to the transaction; and
   - Provide certain written disclosures to the purchaser.

These requirements may restrict the ability of broker/dealers to sell our common stock, and may affect the ability to resell our common stock.


                       BUSINESS OPERATIONS

Overview

On October 17, 2002, AVID Canada Corporation combined with USA Sunrise Beverages, Inc., an inactive publicly owned company with no assets or liabilities, in a business combination accounted for as an acquisition of AVID Canada and a recapitalization of USA. USA had then outstanding shares of 10,625,724 and agreed to return 3,624,725 for cancellation, leaving 7,000,999 shares outstanding. USA then issued 28,000,000 shares to Heritage Ventures Ltd., AVID Canada's former parent company, in exchange for the 200 outstanding shares of AVID Canada and $505,724 in debt owed by AVID Canada to Heritage Ventures. Avid Canada was incorporated in Alberta, Canada, on November 26, 1993. USA changed its name to Advanced ID Corporation effective November 15, 2002. As a result of the reverse merger transaction, the registrant's now wholly owned AVID Canada and the original security holders of USA now hold 7,000,999 shares in the registrant. No consulting fees or finder's fees were paid in relation to the reverse merger transaction.

In 2008, we had three wholly-owned subsidiaries; Pneu-Logic Corporation Limited located in U.K., AVID Canada Corporation, and Advanced ID Asia Pacific Company Limited. AVID Canada Corporation is a reseller of radio frequency identification microchips and scanners manufactured by American Veterinary Identification Devices of the United States under the brand name AVID. AVID Canada does not own the AVID brand name or trademark. There currently exists no distribution agreement with AVID. The products are marketed to the companion animal and biological sciences sectors in Canada only. PLCL is a reseller of RFID products for the tire industry. Due to limited sales in 2008, the administration and management of PLCL were moved to the registrant's head office. Advanced AP was set up in Hong Kong to allow us to enter
the Chinese market.   Advanced AP has one wholly-owned subsidiary,
Advanced ID (Shenzen) Co, Ltd. Advanced Shenzen was set up to carry out our operations in China. Recently due to lack of sales, PLCL was sold for a nominal value and since we decided to not pursue direct operations in China Advanced ID Asia Pacific Company Limited is being dissolved.

On July 1, 2007, Advance ID decided to divest our 60% interest in AFG Asia Engineering Co. Ltd. of Chiang Mai, Thailand.

On July 1, 2007, the registrant acquired all operating assets of Pneu-Logic Limited of England in order to align ourselves with addressing the tire maintenance solution for fleet owners across the world. Our product line has been successful in the European market.

We develop, manufacture and sell, either directly or through distributors, microchip identification technologies referred to as radio frequency identification microchips and readers to the animal industry. In the second quarter of 2004, we began commercializing these products under the brand name, DataTRAC(tm). We own the intellectual property rights to the DataTRAC(tm) products.

RFID allows for the positive identification and location tracking of animals or objects that are embedded or tagged with RFID microchips.
We currently supply over 3,000 organizations such as animal shelters, veterinarians, breeders, government agencies, universities, zoos, research labs and fisheries with RFID devices for companion animals, exotics, equines, bovines, llamas, alpacas, ostriches, aquatic species, reptiles, migratory and endangered species. We have implanted microchips in over 600,000 companion and other valuable animals, currently track nearly one million animals in our PETtrac database, and reunite numerous lost animals with their families each month.

Sales of microchips and readers to the companion animal and biological sciences markets in Canada continue to contribute a majority of our income in 2008. We sold UHF identification tags to Goodyear Tire and Rubber Company under several purchase orders continuing into 2008.
Tire tag and tire patch sales have been made to VAR's in several countries for trial or pilot runs. Readers for the tire tag market have been sold to tire manufacturers and resellers in India, Canada, Mexico, Venezuela, Australia, Japan and the United States. Michelin US has purchased multiple readers.

As noted above, we are currently serving the Canadian market as a reseller for AVID and SOKYMAT LF RFID products. We are expanding our sales effort for SOKYMAT chips into several countries, including China, Taiwan, Thailand and Japan. Revenues in the companion animal tagging business were decreased significantly in 2009 which can be attributed to a general slow-down in the economy resulting in lower sales levels. As a result of the slumping sales levels, the Company retained Petidco Sales and Marketing Ltd., to market its companion animal products in

North America. Petidco will purchase products from Avid Canada on a cost plus basis and is assuming all costs associated with the Avid Canada operation. The retention of Petidco will help to increase profitability and allow us to focus on the larger opportunities in overseas markets with less competition.

Since we own the intellectual property of the DataTRAC(tm) microchips, we are continuing to develop and market our UHF RFID products in both the supply chain and livestock markets throughout the world, either directly or through international distributors. We have made good progress in the supply chain market, especially in Asia. Our marketing efforts in the livestock area have been reduced because no country's government has either mandated or approved for use our UHF RFID technology

Products and Services Overview

Companion Animal/Biological Sciences, Inanimate Products and Services

Our current product offering includes an established line of RFID tags, readers, and software.

   RFID Tags: Our RFID Tags purchased from American Veterinary Identification Devices and SOKYMAT and consist of an integrated circuit or microchip utilizing a low frequency of 125 KHz or 134 KHz. The microchip is sealed in glass, compatible with the animal's body, containing a programmed identification number which fits inside a hypodermic needle, and can be injected under the skin of an animal. Since these RFID Tags are passive, meaning they do not require a battery, a reader temporarily energizes the microchip allowing it to transmit its data to the reader with error-free reliability. Under normal conditions, the RFID Tags can last in excess of 20 to 25 years and generally well beyond the life of any companion animal. The read range for low frequency tags is approximately three to seven inches.

   RFID Readers: We offer a variety of hand-held readers that read both our microchips and our competitors' microchips. Our reader formats include International Standards Organization, Federation of European Companion Animal Veterinarian Association and AVID's encrypted standard.

   Software: We offer a proprietary Microsoft(r).Net based database called PETtrac which is our advanced software program that stores and tracks identification numbers from implanted animals by recording their microchip ID as well as unique information including data such as:

   -   Pet name, breed, and description;
   -   Animal's brand and tattoo numbers;
   -   Present/past owners, and current details;
   -   Medical history of the animal, medication, allergies, etc.; and
   -   Other pertinent information specific to each sector/industry.

   Services: We provide an electronic and manual data entry service to the PETtrac global tracking system for all animals identified with a microchip, including our competitors' microchips, collar tags, rabies vaccination numbers and tattoo numbers in Canada. Animal recoveries can be performed by accessing our database through a web browser, as well as through a 24/7 operator assisted service by calling a toll free line.

Livestock Animal Products and Services

Our Livestock products offering which was completed in early 2006 includes three different sized RFID tags, readers, and software specifically tailored to meet the needs of each type of livestock and region.

   RFID Tags: Our RFID Tags will be comprised of an integrated circuit or microchip utilizing an ultra high frequency of 915 MHz. An antenna is attached to the microchip to provide a longer read range, all of which is encapsulated in plastic. Our RFID Tags are passive thereby not requiring a battery, and can transmit their data to the reader with a read range of up to approximately ten feet.

Effective April 2003, we signed a strategic partnership agreement with Guide-Trend Technology Company Ltd. of China for the manufacturing of our RFID tags. Once completed, the final product is shipped directly to our customers. The integrated circuits or microchips are purchased on our behalf by Guide-Trend from EM Microelectronic of Switzerland or Philips Semiconductors of the Netherlands, two of the world's largest RFID integrated circuit manufacturers. There exists no purchase contract with any of our suppliers as each purchase order is negotiated separately at this time.

Currently, we are the only company that is offering ultra high frequency tags to the livestock industry. All of our competitors offer low frequency tags which are generally more costly to produce, offer a shorter read range, and have limited reading capability within automated livestock processing plant environments. Adoption of RFID technology by animal owners has been slower than anticipated resulting in lower than anticipated sales, additionally the adoption of Low Frequency ISO 11784 and 11785 compliant technology by a growing number of countries has impacted on the market potential and the company has put further development of the livestock application on hold. However, interest is increasing for a UHF RFID solution and the company is responding to that interest.

   RFID Readers: We offer stationary and handheld readers that will scan and read our microchips. Effective November 2003, we secured a partnership agreement with Applied Wireless Identifications Group, Inc. of New York to supply us with ultra high frequency readers that we will resell to our customers.

We have entered the UHF RFID reader product line with both hand held and stand alone readers that have read ranges from several inches to 20 feet. The readers are intended to capture a large market share through aggressive pricing and full features. Our readers will work in virtually all supply chain applications.

We acquired Pneu-Logic, a UK based company focused on the tire maintenance market. The products are well respected in the industry around the world and follow on products, now under development, will capture a significant new market share, especially in the off the road market. In early 2009, the Company sold its interest in Pneu-Logic and is in the process of closing down PLCL.

      Services: Our objective is to become the complete system provider for livestock identification and trace-back. As part of providing a complete system for our customers, we will provide in-depth analysis prior to implementation of a recommended solution.

      Inanimate Products and Services: In August 2005, we were awarded a Purchase Order from Goodyear Tire and Rubber Company of Akron Ohio for RFID identification tags. Goodyear is undertaking trials to test the durability and practicality of embedding UHF tags specifically designed for their tires. Tags were produced on a prototype basis initially prior to moving into larger scale production. The 2006 and 2007 NASCAR racing tires had this product attached to their racing tires. The Goodyear Tire and Rubber Company of Akron Ohio renewed the Purchase Order for 2008 for its NASCAR tires.

Business Model

We are planning to enhance our current revenue streams by:

   - Offering ISO microchips in both the Canadian and Global companion pet recovery markets. Create PETtrac capabilities in various important languages, Chinese a foremost consideration. Develop improved Low Frequency readers that will display in various languages.

   - Offering higher integrity and more cost effective identification solutions over current practices in the global livestock markets with our DataTRAC(tm) RFID tags and readers, and our web-based tracking and recovery software system.

   - Expanding our current market presence into other veterinary clinics and animal shelter markets by lowering prices, improving customer service and establishing more comprehensive sales channels, both direct and third party.

   - Expanding RFID technology into industrial applications such as the energy and manufacturing industries. The knowledge and profile gained through the relationship with Goodyear Rubber and Tire Company is one example. Expand the tire management market to include: tire manufacturers, resellers, fleet owners, retail, retreaders, system integrators, database managers.

   - Expand RFID technology into supply chain applications for hostile environments. Avoid the high volume, low cost applications that will satisfy the Wal-Mart requirement.

Intellectual Property

Our intellectual property is comprised of our radio frequency identification tags utilized for the identification and trace back of livestock. We currently do not own any patents and have not licensed any intellectual property used in our products. Our tire tag technology is based on IP from Goodyear and under license from Michelin. Our new reader line will include intellectual property that the company will exploit through patent protection and other protection of proprietary assets

Target Market

We are fulfilling the needs of the companion animal and biological sciences markets in the RFID industry as outlined below:

   - Increasingly, municipal animal control agencies are setting policy and by-laws for permanent tagging of pets.

   - Pending guidelines will require livestock and meat product operators to use advanced tagging and tracking systems. UHF will compete with LF in the future.

   - Industries are demanding increased efficiencies in logistics, distribution, asset management, and tracking.

   - The tire management industry was started in 2005 and growth has been steady through 2008. However, the softening economy has stalled and we expect no growth in 2009.

   - The global RFID market was several billion dollars, US in 2008. No appreciable growth is expected for 2009.

Our PETtrac system has been approved for use across Canada by the National Companion Animal Coalition thereby giving us access to over 3,000 professional veterinarians as well as all SPCAs and humane societies, thus tapping a market of over eight million animals.

In the livestock industry, the Bovine Spongiform Encephalopathy, i.e. BSE or Mad Cow, disease that plagued Europe in 1998 was thought to have infected North American herds. This resulted in legislative efforts for animal identification and tracking systems with RFID being the preferred technology. Governments are implementing legislation requiring a quick and secure animal trace back system, aimed at improving food safety for consumers from animal diseases. Our product offerings have been designed to exceed existing regulations.

Advances in microchip design, miniaturization, global positioning tracking, read range, read/write capabilities and data storage have greatly expanded the applications for RFID tags. RFID systems are being piloted and used in a wide range of retail, commercial and industrial applications. The registrant will carefully choose those technologies and market sectors where we can successfully compete.

Marketing and Sales Strategy

Sales and Distribution Channels

With a strong channel already established in the Canadian companion animal and biological sciences markets, through Petidco we intend to leverage this position by securing additional relationships with other veterinarian professionals in targeted regions across Canada. Currently, we have relationships with the following distribution agencies; Associate Vet Purchasing, Western Drug Distribution Center, Vet Purchasing, Canadian Kennel Club and Centre de Distribution de Medicaments Veterinaires. There is no contractual agreement or volume commitment in place with any of these parties.

We will sell our tire management product line both direct and through 3rd party resellers. We will purchase tire tags from the Hana Group from Ohio and Thailand. The market is global.

We will sell our UHF RFID reader line both direct and though 3rd party resellers. The market is global.

Pricing Strategy

We plan to be a price-performance leader with all of our products and services. This is intended to assist our efforts to gain market acceptance and secure market share in the companion pet recovery industry throughout the world, and further allow us to continue to both increase the market size and our market share in the tire management market. It is our goal to keep our expenditures small to ensure we maintain low product price points to discourage other competitors from entering the market yet allowing us to earn a healthy margin. We anticipate that any cost savings we achieve through process improvements will lead to reductions in our price points to discourage other competitors from entering the market.

Recent Developments

Companion Animal - We have received approval for our new ISO chip made by SOKYMAT. With the significant cost savings associated with this new ISO standard chip, Advanced ID has reduced our prices in Canada and other countries and sales are increasing. We have developed a new LF reader for companion animals that can be sold in several countries with language specific readout capabilities.

Livestock Tagging - We have not further developed its livestock RFID product line but has maintained its ability to provide a complete product solution as the requirement develops. Recent outbreaks of BSE and bird flu could well re-ignite interest in this product.

Tire Management - We have continued to develop, with Hana and others, products that will serve the tire management industry from the tire maker in Ohio to the fleet owner in Great Britain. Management is of the belief that, with our RFID tire management product line, the market is blanketed better than with any other company.

We plan to be in leadership position in this market and will focus its energies and resources to obtain a leadership role as the market matures and reaches high volume requirements.

UHF RFID Reader Development - We have developed a series of high powered, long read range, UHF RFID readers that are being sold in the supply chain industry and the tire tag business. This reader product line is sold to the trade at about half the prevailing price for an equivalent product sold by the competition. We have designed a lower cost, mass market UHF RFID reader that will sell for half the price of our current readers. This is the reader product line that will take the cost of UHF readers out of the value proposition. The UPC Barcode business did not take hold in the 70's/80's until the price of readers went under $100. We intend to be the company that ultimately offers a $100 UHF RFID reader. In 2007, we completed the development of new reader PR 500 low price, low range but practical for inventory management. The new reader was sought and installed at a new book store in Portugal, Spain. In 2009, we will be marketing the new reader into various industries.

Competition

Our largest competitor in the companion animal and biological sciences market in Canada is Pethealth Inc. who is estimated to have approximately 45% market share compared with our estimated 40% market share. The remaining 15% market share is spread among two companies which includes Microchips 4 Solutions and EIDAP.

Pethealth Inc. - Pethealth's vision is to become the leading provider of insurance and integrated health related information services to the North American companion animal market. Currently Pethealth claims it is Canada's largest provider of accident and illness insurance for dogs and cats to pet owners and the second largest in North America. Pethealth entered the companion animal industry in February 2003 where it has grown its market share by offering significantly lower priced products than all other competitors in North America. Pethealth is a reseller of Allflex USA's companion animal products and which is further discussed below. Allflex's technology offers no competitive advantages over our technology except that Pethealth is offering a significantly lower priced product at this time.

The current method of livestock identification predominantly utilizes standard bar code visual tags. The barriers for adoption of current RFID technology include its high cost and its limited read range. Currently, we have a very small market share in this segment. Our top three competitors in the livestock market are as follows:

Allflex USA Inc. - Allflex claims to be the world's leading supplier of livestock identification and management systems. Its products include visual identification ear tags and applicators, electronic identification systems and a variety of precision instruments. Allflex works closely with official and commercial organizations around the world to develop reliable and efficient systems for collecting and transferring information on animal identification, movement and performance. Allflex has manufacturing and technology subsidiaries in USA, Canada, Europe, Australia, New Zealand, Brazil and China. Allflex products are distributed in 80 countries worldwide.

Applied Digital Solutions, Inc. - Applied Digital, through its subsidiary Destron Fearing, has been in the animal identification business since 1945. For over 50 years, Destron Fearing has developed, manufactured and marketed a broad range of individual animal identification products. As the animal identification industry expanded, the Company culminated a merger of Fearing Manufacturing and Destron/IDI in November 1993. Their products range from visual ear tags attached to livestock, to electronic microchips implanted under the skin of pets, fish, laboratory animals and livestock.

In the UHF RFID Market, there are several competitors who have readers that compete with the company. Intermec, Psion and Symbol all sell readers but at very high prices. In the tire RFID business, this is, at present, no competition.

Other Competition - Other competition will come from the continued use of bar code tags in those countries that have not made it mandatory for users to purchase an RFID tag. The reason that bar code tags are used almost exclusively over an RFID tag is largely a function of price and the fact that previous RFID technology does not offer any significant benefits over bar code tags.

Competitive Advantages

Based on in-house research, the existing RFID technology available for livestock is centered on low frequency (30 to 300 KHz) tags and high frequency tags (3 to 30 MHz) which offers a read range up to three feet at a retail price point of $2.00 to $10.00 per tag. Low and high frequency livestock identification tags have been available in the market for approximately ten years yet there has been only a limited level of adoption of this technology. This is largely because the read range is nominally greater than bar code tags that are currently priced at $1.00 to $1.50 per tag and because the technology has not fully met the requirements of most users.

Our RFID technology utilizes a higher frequency of 915 MHz that provides a read range up to ten feet at a price point of $1.50 to $2.00 per tag. Some of our RFID tags also include a bar code to ensure a seamless transition for current bar code customers to adopt RFID technology. In addition, we will be developing RFID tags to offer read/write functionality allowing users to store additional data on each tag such as the animal's birth date, vaccinations, etc.

Our management team and board of directors have extensive experience in the RFID and Livestock industries. Strong relationships have been cultivated over numerous years with key participants in the livestock industry including relationships with key principals of national cattle associations, feedlots, packing plants, distribution groups and co-operatives, and primary producers. These relationships have been attained through personal contact, meetings, conferences and presentations, both within our current business operations and through prior business experience.

It is our belief that the adoption of any livestock identification method will require some form of mandatory requirement either through government legislation or import regulations by those countries that import meat and livestock. Currently, Canada has enacted legislation for mandatory identification of cattle and the European Union has enacted legislation for mandatory identification of all livestock. Other countries such as the United States, Australia, New Zealand, Argentina, Brazil, Taiwan and Thailand are considering similar requirements.

Our research and development activities over the last two years have included researching, designing and developing RFID tags and readers for general supply chain applications including the tire management industry.

Trademarks and Patents

We will be filing trademark registrations for certain brand names. In addition, we have secured the following Internet names: avidcanada.com, advancedidcorp.com and advancedid.ca. We have also identified additional trademarks and URLs that we plan to register in the immediate future. We currently do not have any patents registered.

Employees

At the end of 2008, we had six full-time employees, six contract employees and one part-time employee. On July 1, 2005, we acquired a 60% interest in AFG Asia Engineering Ltd of Chiang Mai, Thailand. The Managing Director, Mr. Gottfried Auer and 40 % owner of AFG Engineering Asia Ltd. has been providing us with all RFID engineering services since 2003. Mr. Auer has a staff of nine hardware and software engineers and support staff in the Chiang Mai office. Subsequent to the purchase of AFG Asia Engineering Ltd. the corporate name was changed to reflect the new ownership structure and is now known as Advanced ID Asia Engineering Co. Ltd. We divested our interest in Advanced ID Asia Engineering Co. Ltd in 2007 but continue to outsource certain tasks to Advanced ID Asia Engineering Co. Ltd. We purchase RFID readers and pet recovery microchips from Advanced ID Asia Engineering Co.

On July 1, 2007, we purchased the assets of UK based Pneu-Logic Limited and added three contract employees. At the end of 2008, two of the employees had left. The managing director remains as a contract employee however the Company sold its interest in Pneu-Logic Limited in the second quarter of 2009

Reports to Security Holders

Effective October 17, 2002, we became a fully reporting company under the requirements of the Exchange Act, and to date we have filed the necessary quarterly and other reports with the Securities and Exchange Commission. Although we are not required to deliver our annual or quarterly reports to security holders, we would be pleased to forward this information to security holders upon receiving a written request to receive such information. The reports and other information filed by us will be available for inspection and copying at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549.

Copies of such material may be obtained by mail from the Public Reference Section of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the Commission maintains a World Wide Website on the Internet at: http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

Properties

We currently have an agreement to lease office premises until August 31, 2012. We have committed to leasing approximately 1,920 rentable square feet and are obligated to pay basic rent and all operating costs, including utilities and taxes for a total cost of CDN$2,800 per month. The real property utilized by us is in good condition, adequate for present operations and adequately covered by insurance. We also maintain insurance coverage for commercial general liability including blanket contractual liability, tenant's legal liability, non-owned automobile and cross liability coverage. The property is located at, 4500 5the Street NE, #200 Bay 6, Calgary, Alberta T2E 7C3 Canada.


                               DILUTION

Assuming completion of the offering but not including the exercise of any warrants, there will be up to 83,061,288 common shares outstanding. The following table illustrates the per common share dilution as of March 31, 2009 that may be experienced by investors at various funding levels.

Funding Level                                      $96,375            $48,188

Offering price                                     $  .025            $  .025
Net tangible book value per common
share before offering                          (.017)             (.017)
Increase per common share attributable
to investors                                    .007               (.12)
                                               -----              -----


Pro forma net tangible book value per
common share after offering                          (.010)             (.005)
                                                      ----               ----
Dilution to investors                                 .035               .030
                                                      ----               ----
Dilution as a percentage of offering price             140%               120%

Based on 74,026,288 common shares outstanding as of March 31, 2009 and net tangible book value of ($901,184) utilizing unaudited March 31, 2009 financial statements.

Since inception, the officers, directors, promoters and affiliated persons have paid an aggregate average price of $.09 per common share in comparison to the offering price of $.025 per common share.

Further Dilution

Advanced ID may issue equity and debt securities in the future. These issuances and any sales of additional common shares may have a depressive effect upon the market price of Advanced ID's common shares and investors in this offering.


                         DIVIDEND POLICY

We have never declared or paid any dividends. In addition, we anticipate that we will not declare dividends at any time in the foreseeable future.

Instead, we will retain any earnings for use in our business. This policy will be reviewed by our board of directors from time to time in light of, among other things, our earnings and financial position.

No distribution may be made if, after giving it effect, we would not be able to pay its debts as they become due in the usual course of business; or the corporation's total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. The board of directors may base a determination that a distribution is not prohibitive either on financial statements prepared on the basis of accounting practices and principles that are reasonable in the circumstances or on a fair valuation of other method that is reasonable in the circumstances.


                   DETERMINATION OF OFFERING PRICE

The offering price of the common shares was arbitrarily determined by Advanced ID based on the financial needs of Advanced ID without regard to the book value or market value, if any, of our common shares.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

The registrant signed an agreement with Corporate Insights in April 2008 with the purpose of funding the purchase of Shenzhen DDCT Technology, Co. At the end of 2008, it was clear that funding could not be obtained and the merger was not completed. A replacing bilateral sales agreement is being developed in 2009. In June 2008, the registrant restructured its Pneu-Logic Corporation Limited subsidiary to save costs. As the economy collapsed in the second half of 2008, sales of Pneu-Logic products, as well as all of the registrant's products, declined and further steps had to be taken to cut costs. PLCL was suspended and in early 2009 and sold in the second quarter, the relationship with Pneu-Logic was changed to an exclusive bilateral sales and marketing agreement. Also in late 2008, the registrant contracted with La Jolla Cove, an investment company to secure funding to complete the asset purchase of Shenzhen DDCT. That funding agreement was in place at the end of 2008. However, due to the fact that the registrant will not purchase DDCT, the parties are currently negotiating to alter that agreement.

The registrant is moving forward on several fronts. These initiatives were started in 2008 and continue into 2009. Our largest fleet related system integrator has committed to several hundred truck probes in 2009/2010. Our primary software development partner for the truck probe will release in April 2009, tire management software (middleware) that will allow the probe and ultimately our RFID readers to communicate with any embedded fleet management database. Our strategic partner in Brazil is conducting major trials with Bandag and Bridgestone in the tire ID business and just presented a countrywide solution for RFID and gas vessels. The registrant's low cost point of sale RFID reader is going through final trials in Europe with product acceptance expected in the 3rd quarter of 2009. At that point, this product will be presented to retail outlets worldwide. The pet recovery business (microchips) outside of North America is becoming increasingly viable. We have been asked to deliver trial product for China, Taiwan, Japan and the US.

The registrant is exploring ways to add complementary products without extensive engineering and other product development. Preliminary discussions are being held with potential strategic partners to combine products under one company umbrella, especially where our sales and system integrator network provide additional sales professionals on the street.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2009 AND MARCH 31, 2008.

The net loss of $268,547 for the three months ended March 31, 2009 was lower by $189,750 compared to last year due to lower selling and general and administrative expenses during the three months ended March 31, 2009.

Revenues
Revenues of $146,494 during the three months ended March 31, 2009 decreased by $201,890 or 57.95% from last year. This decrease can be attributed to a general slow-down in the economy resulting in lower sales levels. As a result of the slumping sales levels, the Company retained Petidco Sales and Marketing Ltd., to market its companion animal products in North America. Petidco will purchase products from Avid Canada on a cost plus basis and is assuming all costs associated with the Avid Canada operation. We believe that this will help to increase the profitability of the Company. In addition, we can now focus on the larger opportunities in overseas markets with less competition.

We are actively promoting the ISO microchip throughout Canada and Asia. Of the total revenues earned of $146,494 for the three months ended March 31, 2009, $90,637 or 61.87% were from our companion animal/biological sciences products sold in Canada and the remainder $55,857 or 38.13% were comprised from our ultra high frequency sales throughout the world.

Cost of Revenues
Cost of Revenues of $73,955 for the three months ended March 31, 2009 decreased by $127,560 or 63.30% over same period in the previous year. The decrease in Cost of Revenues is attributed to lower sales levels. Gross profit of $72,539 decreased by $74,330 from the corresponding three month period ended March 31, 2008. The gross profit margin increased from 42.16% for the period ended March 31, 2008 to 49.52% for the period ended March 31, 2009. The increase was attributable to the sale of higher margin products during the current period.

Research and Development
Research and development expenses of $1,950 for the three months ended March 31, 2009 decreased by $10,980 or 84.92% from last year's comparable period. During the quarter ended March 31, 2009 no major research and development activities took place mainly due to the financial condition of Advanced ID.

General, administrative and selling expense
For the three months ended March 31, 2009, general and administrative and selling expenses of $315,680 were lower by $275,683 or 46.62% than last comparable period mainly due to cost cutting measures imposed by Advanced ID.

Interest income (expense)
During the three months ended March 31, 2009 net interest expense was
$3,143 as compared to $873 during the same period last year.   The
increase is due to the interest on the outstanding debentures which was partially offset by the interest earned on Advanced ID's promissory note receivable.

Results of Operations for the Fiscal Years Ended December 31, 2008 versus December 31, 2007.

The net loss of $2,516,131 for the year ended December 31, 2008 was lower by $205,852 versus 2007 due to a lower impairment charge on goodwill and lower research and development expenses.

Revenues

Revenues of $1,159,039 during the year ended December 31, 2008 increased by $149,036 or 14.76% over last year. The increase in revenues for the year ended December 31, 2008 was a result of increased RFID tag sales, stable chip sales to the companion animal sector, increased UHF RFID readers and the addition of Pneu-Logic product sales.

On November 1, 2006, National Companion Animal Coalition's approval was received for our ISO companion animal microchips. Although FECAVA microchips are being phased out for companion animals by the NCAC in Canada, we continue to sell them for use in non-companion animals and to veterinarians who continue to prefer FECAVA to ISO microchips. We are also actively promoting the ISO microchip throughout Canada and Asia as well.

With the continued acceptance by owners to microchip their pets, increased activity by the biological science community and government agencies for the tracking of non-domestic species and increased frequency by various municipal animal control agencies to set policy and by-laws for the permanent tagging of pets in their respective communities, we believe that the market will incrementally increase for several years. The actions by government and industry officials to implement identification and trace back systems in the livestock industry to minimize or eliminate the spread of diseases and ensure food safety will continue to elevate our market presence and translate into higher revenues for future reporting periods as well.

Cost of Revenues

Cost of revenues of $603,992 for the year ended December 31, 2008 increased by $78,865 or 15.02% over the previous year. The increase in cost of revenues is attributed to a higher volume of products sold during 2008.

Research and Development

Research and development expenses of $37,940 for the year ended
December 31, 2008 decreased by $227,847 or 85.73% over last year's comparable period. This decrease is due to the fact that the engineering development of the new reader line was completed in 2007.

Selling, General and Administrative

For the year ended December 31, 2008, selling, general and administrative expenses of $2,411,836 were higher by 4.13% over 2007. This was in large part due to costs related the operations of Pneu Logic Corporation Limited which commenced operation in July 2007.

Accretion and Finance Chares

In 2008, we recorded non-cash accretion and finance charges of $251,502 compared to $0.00 in 2007 as a result of the La Jolla Cove Investors financing we received.

Interest Income and Expense

During the year ended December 31, 2008, interest expense was $39,581 while in 2007 we earned interest of $1,734. The interest expense was mostly due to charges related to the La Jolla Cove investment.

As at December 31, 2008, we had one loan payable for $60,000 outstanding which accrues interest at 10% per annum, payable monthly. In addition, a convertible debenture that bears interest at 6% per annum is outstanding for $1,000,000. On the other hand, we had a promissory note receivable for $725,000 that bears interest of 6.5% per annum.

Impairment of Assets

During the year ended December 31, 2008, we recognized impairment of the assets of Pneu-Logic Corporation Limited based on sales results and the necessity to move all the operations to our head office. Property and equipment was impaired for $13,913 and $0 for the year ended December 31, 2008 and 2007, respectively. Customer list was impaired for $44,123 and $0 for the year ended December 31, 2008 and 2007, respectively and took a further goodwill impairment charge of $122,468 compared to $486,888 in fiscal 2007.

LIQUIDITY AND CAPITAL RESOURCES

As at March 31, 2009, we had cash and cash equivalents of $89,306.

During the three months ended March 31, 2009, net cash used in operating activities of $81,850 was lower by $225,511 or 73.37% as compared to the quarter ended March 31, 2008. The decrease in cash used by operating activities during 2009 resulted primarily from an overall decrease in general and administrative expenses as a result of cost cutting measures.

During the three months ended March 31, 2009, net cash used in investing activities was $2,046 compared to cash used in investing activities of $13,989 for the three months ended March 31, 2008. The decrease of $11,943 was mainly due to the Company's financial position which restricted its investing ability.

During the three months ended March 31, 2009, net cash provided by financing activities was $Nil as compared to $372,158 for the three months ended March 31, 2008. The lower cash generated is a result of lower proceeds from sales of stock.

Our internal and external sources of liquidity have included cash generated from the exercise of options and warrants, proceeds raised from subscription agreements and private placements, and advances from related parties. We are currently not aware of any trends that are reasonably likely to have a material impact on our liquidity. We are attempting to increase the sales to raise much needed cash for the remainder of the year, which will be supplemented by our efforts to raise cash through the issuance of equities securities. It is our intent to secure a market share in the livestock and inanimate identification industry which we feel will require additional capital over the long term to undertake sales and marketing initiatives, further our research and development, and to manage timing differences in cash flows from the time product is manufactured to the time it is sold and cash is collected from the sale. Our capital strategy is to increase our cash balance through financing transactions, including the issuance of debt and/or equity securities.

As at December 31, 2008, we had cash and cash equivalents of $165,072. During the year ended December 31, 2008, net cash used in operating activities of $1,255,489 was higher by $516,806 or 69.96% as compared to the year ended December 31, 2007.

During the year ended December 31, 2008, net cash provided by financing activities of $1,723,458 was higher by $1,045,370 or 154.16% as compared to the previous year ended December 31, 2007. During 2008, cash has been provided through, completed subscription agreements from investors for $1,276,503 and proceeds from the sale of debentures of $275,000.

Our internal and external sources of liquidity have included cash generated from the exercise of options and warrants, proceeds raised from subscription agreements and private placements, and advances from related parties. We are currently not aware of any trends that are reasonably likely to have a material impact on our liquidity. Our current cash balance is estimated to be sufficient to fund our current operations over the next two to three months and will not be sufficient to fund our long term needs. The basis that our cash balance is expected to be sufficient to fund our current operations over the next seven to ten months is based on our current net cash usage rate (cash used offset by cash received) which we estimate to be $30,000 to $40,000 per month. It is our intent to secure a market share in the livestock and inanimate identification industry which we feel will require additional capital over the long term to undertake sales and marketing initiatives, further our research and development, and to manage timing differences in cash flows from the time product is manufactured to the time it is sold and cash is collected from the sale. Our capital strategy is to increase our cash balance through financing transactions, including the issuance of debt and/or equity securities

Going Concern

The registrant has incurred net losses for the years ended December 31, 2008 and 2007 of $2,516,131 and $2,721,983 respectively. Because of these losses, the registrant will require additional working capital to develop its business operations.

The registrant intends to raise additional working capital through private placements, public offerings and/or bank financing. There are no assurances that the registrant will be able to either
   - achieve a level of revenues adequate to generate sufficient cash flow from operations; or

   - obtain additional financing through either private placements, public offerings and/or bank financing necessary to support the registrant's working capital requirements.

To the extent that funds generated from operations and any private placements, public offerings and/or bank financing are insufficient, the registrant will have to raise additional working capital. No assurance can be given that additional financing will be available, or if available, will be on terms acceptable to the registrant. These conditions raise substantial doubt about our ability to continue as a going concern.

Off-Balance Sheet Arrangements

The registrant had no material off-balance sheet arrangements as of March 31, 2009.

Contractual Obligations
                                                        Payments due by period
                                              Less than 1     1-3       3-5   More than 5
     Contractual obligation         Total       year         years     years     years
     ----------------------         -----     -----------    -----     -----  ---------
Long-term debt obligation        $1,000,000          -   $1,000,000         -        -
Capital Lease Obligations                 -          -            -         -        -
Operating Lease Obligations        $111,793    $33,668      $59,734   $18,391        -
Purchase Obligations                      -          -            -         -        -
Other Long-Term Liabilities
  Reflected on the Balance Sheet $1,219,249          -            -         -        -

Recent Pronouncements

In February 2007, the FASB issued Statement 159, The Fair Value Option for Financial Assets and Financial Liabilities, which provides an option to report eligible financial assets and liabilities at fair value effective January 1, 2008, with changes in fair value recognized in net income. Upon adoption, the first re-measurement to fair value would be reported as a cumulative-effect adjustment to the opening balance of retained earnings. The registrant has elected not to report eligible assets and liabilities at their fair value.

In December 2007, the FASB issued Statement 141R, Business
Combinations, which requires recognition of the assets acquired, liabilities assumed and non-controlling interest arising in a business combination at their fair value as of the acquisition date. In addition, the costs of acquisition must be recognized separately from the business combination. This statement will be effective for our 2009 reporting and is not expected to have a material impact on the registrant.

During the year, the registrant adopted Statement 157, Fair Value Measurements, which defines fair value and establishes a framework for measuring fair value and increases disclosure concerning fair value measurements. The adoption of Statement 157 did not have a material impact on the registrant's results or financial position.

In March 2008, the FASB issued Statement 161, Disclosures about Derivative Instruments and Hedging Activities, which requires enhanced disclosure about how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for, and how derivative instruments and related hedged items affect an entity's financial position, financial performance and cash flows. This statement will be effective for our 2009 reporting and is not expected to have a material impact on the registrant.

In May 2008, the FASB issued Statement 162, The Hierarchy of Generally Accepted Accounting Principles, which identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of entities that are presented in conformity with US GAAP. This statement will be effective for the registrant following the US Securities and Exchange Commission's approval of the Public Company Accounting Oversight Board's amendments to existing guidance and its adoption is not expected to have a material impact on the registrant.

On May 23, 2008, the Financial Accounting Standards Board ("FASB") issued FASB statement No.163 "Accounting for Financial Guarantee Insurance Contracts" ("FAS 163"). FAS 163 clarifies how FASB Statement No.60 "Accounting and reporting by Insurance Enterprises" applies to financial guarantee insurance contracts. FAS 163 is focused on the recognition and measurement of premium revenue and claims liabilities, along with additional disclosure requirements for financial guarantee contracts. The significant elements of the standard are as follows:

   1. Premium revenue will be recognized as a function of the amount of insurance protection provided over the contract term.

   2. The standard requires that the present value of installment premiums due pursuant to the terms of a financial guarantee insurance contract be recognized at inception of the contract as unearned premiums and premiums receivable, which is inconsistent with current industry accounting practice.

   3. A claim liability will be established on a financial guarantee contract when the probability weighted net present value of an expected claim loss is estimated to exceed the related unearned premium revenue. Provision of unallocated reserves are not permitted under the standard.

   4. Additional disclosures on financial guarantee contracts, the accounting and risk management activities used to evaluate credit deterioration in the Company's insured obligations and surveillance lists.

FAS 163 is effective for fiscal years beginning after December 15, 2008, and all interim periods within those fiscal years, with the exception of certain risk management disclosures which are effective for the first period beginning after issuance of FAS 163 (i.e. the Company's September 30, 2008 financial statements). Early application is not permitted. The standard does not apply to credit default swaps. Applying FAS 163 will not have any impact on the financial results of the registrant or on the registrant's financial position.

In December 2008, the FASB issued Staff Position FSP FAS 132R-1, Employers' Disclosures about Post-Retirement Benefit Plans Assets, which requires additional disclosures explaining how investment allocation decisions are made, the major categories of plan assets, inputs and valuation techniques used to measure fair value of plan assets and significant concentrations of risk within the plan assets. This Staff Position will not have any impact on the registrant's results or financial position.


               DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS

Our Bylaws provide that the number of directors who shall constitute the whole board shall be such number as the board of directors shall at the time have designated. We confirm that the number of authorized directors has been set at five pursuant to our bylaws. Each director shall be selected for a term of one year and until his successor is elected and qualified. Vacancies are filled by a majority vote of the remaining directors then in office with the successor elected for the unexpired term and until the successor is elected and qualified. The directors, officers and significant employees are as follows:

NAME              AGE     POSITIONS HELD             SINCE

Dan Finch          65    President & CEO, Director   September 2005
                         Acting CFO
Sudeep Bhargava    51    VP of Operations            January 2007
Seymour Kazimirski 61    Director/Chairman           October 2002
Terry Fields       65    Director                    July 2005

Business Experience of Officers, Directors and Significant Employees

Dan Finch - President, CEO and Acting CFO has 21 years of executive level management experience in wireless HSIA and VoIP phone technology, high-speed internet infrastructure and financial services for small pre IPO high tech companies. Dan Finch led a division of DSC that designed and manufactured all the cell switches for Motorola, under the Motorola brand. While serving at C-COR/COMLUX, he was responsible for the turnaround of this subsidiary, and realized three-fold growth. Dan Finch's educational background includes an MBA, Finance and Economics from University of Chicago, a BS in Physics from the Indiana Institute of Technology and certification in Technical Management from the University of California, Berkeley.

Sudeep Bhargava - Vice President, Operations, has over 28 years of management experience in hospitality industry and in non-profit sector, and lately in the pet industry at the Calgary Humane Society as the General Manager of Finance & Operations for over eight years. Sudeep Bhargava has a Bachelor of Commerce degree from Agra University, Agra, India in 1977. Later in 1994, he earned the accounting designation of Certified Management Accountant (CMA) in Regina, Saskatchewan, Canada. Currently, Sudeep Bhargava is a member of CMA Alberta, a professional association for management accountants. He has for many years contributed numerous hours of his time to many volunteer organizations in Regina and Calgary and continues to do so in Calgary.

Seymour Kazimirski - Director, In 1995, Mr. Kazimirski established Hawaii Pet Care Alliance which is involved in radio frequency identification for companion animals, and where he continues to serve as President. From 1995 to 1998, Mr. Kazimirski consulted to AVID Inc., a manufacturer of radio frequency identification microchips and
readers.   In 1993, Mr. Kazimirski established Global Consulting which houses his consulting operations that specializes in finance, administration and marketing. In 1980, Mr. Kazimirski established Florexotica International Inc., an import/export business acquiring products from Asia and Europe, and resold to U.S. military and major retail stores.

Terry Fields - Director, Mr. Fields practiced law in California for over thirty-three years, initially in litigation, but ultimately concentrating in corporate and business law. Fields has been a director of twelve public corporations over the last twenty years and President of six of those, equally distributed between the U.S. and Canada. Fields has extensive business experience, especially with public corporations and their securities, as well as mergers and acquisitions. Fields has strong ties with the financial communities, both domestic and international, having lived in Europe for five years.

At present, Fields is President and Director of Sunburst Acquisitions IV (SBAQ), Bishop Resources Inc. (BIS) and Visual Statement Inc., a private Canadian corporation.

Hubert Meir resigned as a director in February 2009 but still consults to us.

The above named directors will serve in their capacity as director until our next annual shareholder meeting to be held within six months of our fiscal year's close. Directors are elected for one-year terms.

Section 16(a) Beneficial Ownership Reporting Compliance

To our knowledge, no director, officer or beneficial owner of more than ten percent of any class of our equity securities, failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during 2008.

Code of Ethics Policy

We have not yet adopted a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions.

Corporate Governance

There have been no changes in any state law or other procedures by which security holders may recommend nominees to our board of directors. In addition to having no nominating committee for this purpose, we currently have no specific audit committee and no audit committee financial expert. Based on the fact that our current business affairs are simple, any such committees are excessive and beyond the scope of our business and needs.

Family Relationships

There are no family relationships between our officers and directors. Involvement in Certain Legal Proceedings

None of our directors, executive officers and control persons have been involved in any of the following events during the past five years:

   - Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time,
   - Any conviction in a criminal proceeding or being subject to any pending criminal proceeding (excluding traffic violations and other minor offenses);
   - Being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities,; or
   - Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Executive Compensation

We may elect to award a cash bonus to key employees, directors, officers and consultants based on meeting individual and corporate planned objectives.

On September 15, 2008, Advanced ID renewed the employment agreement with Dan Finch for 15 months. The replacing agreement expires on December 31, 2009 and there was no salary increase. In early 2009, Mr. Finch offered to temporarily reduce his compensation by 10% until the health of the company improves.

                                                                    Long Term Compensation
                       Annual Compensation                            Awards               Payouts
                                                        Other                  Securities            All
Name                                                   Annual Restricted      Underlying   LTIP     Other
and                                                    Compen-   Stock          Options/   Pay-    Compen-
Principal                       Salary        Bonus    sation    Awards          SARs      Outs    sation
Position                Year      ($)          ($)       ($)       ($)           (#)       ($)       ($)
Dan Finch
CEO                    2008      $83,560       $3,000    $0        $0      1,400,000        $0       $0
                       2007     $112,103       $0        $0        $0      1,400,000        $0       $0
Sudeep Bhargava        2008      $79,236       $7,500    $0        $0         50,000        $0       $0
CFO                    2007      $85,000       $0        $0        $0         50,000        $0       $0

In the second quarter of 2009, the 2008 bonuses noted above were rescinded due to financial conditions.

We do not have any standard arrangements by which directors are compensated for any services provided as a director. On April 26, 2006, we issued 1,000,000 options to five directors and 10,000 restricted common shares to each director in lieu of a cash payment. No cash has been paid to the directors in their capacity as such.


       SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 31, 2009, the number and percentage of our outstanding shares of common stock owned by (i) each person known to us to beneficially own more than 5% of its outstanding common stock, (ii) each director, (iii) each named executive officer and significant employee, and (iv) all officers and directors as a group.

                            Common Stock      Percentage of
Name of Beneficial Owner   Beneficially Owned    Class Owned
------------------------   ------------------   -------------
Dan Finch                       150,180            0.20%
Seymour Kazimirski            3,924,484            5.30%
Terry Fields                    462,904            0.63%
Sudeep Bhargava                 110,000            0.15%
David Goldenberg              5,858,540            7.91%
Directors/Officers
  as a group                  4,647,568            6.28%

 Based upon 74,026,288 issued and outstanding as of March 31, 2009.

Warrants

The following table sets forth, as of March 31, 2009, the number and percentage of outstanding warrants of Advanced ID owned by (i) each person known to us to beneficially own more than 5% of its outstanding warrants, (ii) each director, (iii) each named executive officer and significant employee, and (iv) all officers and directors as a group.

                                 Number of Warrants
Name of Beneficial Owner          Beneficially Owned   Percentage owned

Seymour Kazimirski                     550,000              5.20%
Hubert Meier                           600,000              5.68%
Terry Fields                           400,000              3.79%
Dan Finch                              200,000              1.89%
 Sudeep Bhargava                             0                 0%

Directors/Officers                  1,750,000               11.9%

Based upon 10,554,417 outstanding warrants as of March 31, 2009.


           CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Seymour Kazimirski. In addition to being a director of the registrant, Mr. Kazimirski provides consulting services to the registrant for the purposes of assisting with product and market development. Specifically, Mr. Kazimirski has been responsible for establishing distribution partners in countries located outside of North America, assisting the registrant in finding and negotiating supplier partnership agreements, and other general business tasks as requested by the registrant. There exists no written consulting agreement in place but it has been mutually agreed that Mr. Kazimirski will receive $175 per hour for his services for an undefined term, and which began January 3, 2003. During 2007, consulting fees of $126,283 were charged for his services. As a result of the registrant's financial position, in December 2008, Mr. Kazimirski reversed all 2008 charges for his services to the registrant.

On November 14, 2007, Mr. Kazimirski provided a $60,000 loan to the registrant. This loan is unsecured, repayable on demand and bears interest at 10% per annum. In 2009, Mr. Kazimirski increased the loan by $20,000 on the same terms and conditions.

On December 31, 2008, $9,593 was included in accounts receivable from related parties for a purchase of goods by Global Consulting on behalf of a customer of the registrant. Global Consulting is a company owned by the Seymour Kazimirski, Chairman of the registrant. The transaction was done at market rates and on the same terms as any other customer.

Hubert Meier. In addition to being a director of the registrant, Mr. Meier provides consulting services to the registrant for the purposes of assisting with product and supplier development. Specifically, Mr. Meier has been responsible for development, manufacturing and testing of our DataTRAC(tm) RFID tags, sourcing microchip manufacturers, sourcing reader manufacturers, sourcing antennae design suppliers, and overall product development. Mr. Meier continues to provide services based on his hourly rate of $175 per hour. During 2008 and 2007, consulting fees totaled $49,654 and $20,200 for his services, respectively.

Terry Fields. In addition to being a director of the registrant, Mr. Fields provides consulting services to the registrant for the purposes of assisting with investor relations and stock development. Specifically, Mr. Fields has been responsible for development of investor relations programs and company funding activities such as private placements. His contract began on May 21, 2002 and expired on May 21, 2005. The contract was not renewed however Mr. Fields continues to provide services based on his hourly rate of $175 per hour. During 2007 consulting fees totaled $41,815 for his services.
As a result of the registrant's financial position, in December 2008, Mr. Fields reversed all 2008 charges for his services to the registrant but was granted a bonus of $7,000 for his services. The bonus was rescinded in the second quarter of 2009. Commencing January 2009, Mr. Fields receives $3,500 per month for his services.

Sudeep Bhargava. During the period ended December 31, 2008, Mr. Sudeep Bhargava, Vice President Operations and Interim CFO, received $86,736 in salary and bonuses. Mr. Bhargava's 2008 bonus was rescinded in the Second quarter of 2009. In the same period in 2007, he received $74,681. Based on the registrant's financial position at year end, Mr. Bhargava voluntarily agreed to reverse all share based compensation for the year ended December 31, 2008.

Dan Finch. In addition to being president and CEO, Mr. Dan Finch also performs a role of director of the registrant. Mr. Finch is compensated for his services as a director. In addition to the stock options granted to Mr. Finch, during the period ending December 31, 2008 and December 31, 2007 a total of $86,560 and $112,803 respectively was paid for salary, bonuses and director fees. Based on the registrant's financial position in December 2008, Mr. Finch voluntarily agreed to reverse all director's fees and other share based compensation for the year ended December 31, 2008. Mr. Finch's 2008 bonus was rescinded in the second quarter of 2009.

Cancelled common shares. On December 31, 2008, accounts receivable from related parties included $283,995 representing the balance of all voluntary reversals of share-based compensation by directors of the registrant. The amounts were subsequently settled by having all shares returned and cancelled.

Other related party transactions. On December 31, 2008 accounts receivable from related parties also included $47,113 due from Pneu Logic Ltd. Pneu Logic Ltd. is owned by George Yeomans, who is a director of PLCL. In addition, another $6,273 was included in accounts receivable from related party, for an amount due from RBC Electronics which is also owned by George Yeomans.

As of December 31, 2008, included in accounts payable to related parties is $986 due to Global Consulting for expenses; $4,738 to Daniel Finch, President and CEO, for fees and expenses; $874 to Hubert Meier, a director for expenses; $7,000 to Terry Fields, a director for a bonus; and $26,443 due to Sudeep Bhargava for bonuses and expenses.

Also included in accounts payable to related parties is $26,365 due to Laren Yeomans for expenses and fees, $33,448 to RBC Electronics for products and 25,627 Pounds ($38,590) to PLL.

Laren Yeomans, a director and employee of Pneu-Logic Corporation, Ltd, earned $133,335 of salary during the year ended December 31, 2008. The amount was partially settled in shares.

RBC Electronics Limited is a company controlled by George Yeomans who is a director of PLCL. During the year ending December 31, 2008, $163,618 in inventory was purchased from RBC.

$170,000 was paid to George Yeomans, a director of PLCL, during 2008 for the contingent consideration due on the acquisition of Pneu Logic and the Mr. Yeomans loaned 31,053 Pounds ($46,761) back to PLCL for operating capital.

Director Independence.

Seymour Kazimirski, Hubert Meier, Terry Fields, Dan Finch, George Yeomans and Laren Yeomans are not independent as such term is defined by a national securities exchange or an inter-dealer quotation system. During the fiscal year ended December 31, 2008, there were no transactions with related persons other than as described in the section above.


                    DESCRIPTION OF CAPITAL STOCK

The following statements constitute brief summaries of Advanced ID's certificate of incorporation and bylaws, as amended.

Common Shares. Advanced ID's articles of incorporation authorize it to issue up to 100,000,000 common shares and 500,000 preferred shares, $0.01 par value per common and preferred share.

Liquidation Rights. Upon liquidation or dissolution, each outstanding common share will be entitled to share equally in the assets of Advanced ID legally available for distribution to shareholders after the payment of all debts and other liabilities.

Dividend Rights. There are no limitations or restrictions upon the rights of the board of directors to declare dividends out of any funds legally available therefore. Advanced ID has not paid dividends to date and it is not anticipated that any dividends will be paid in the foreseeable future. The board of directors initially may follow a policy of retaining earnings, if any, to finance the future growth of Advanced ID. Accordingly, future dividends, if any, will depend upon, among other considerations, Advanced ID's need for working capital and its financial conditions at the time.

Voting Rights. Holders of common shares of Advanced ID are entitled to voting rights of one hundred percent. Holders may cast one vote for each share held at all shareholders meetings for all purposes.

Other Rights. Common shares are not redeemable, have no conversion rights and carry no preemptive or other rights to subscribe to or purchase additional common shares. Common Shares do not have cumulative voting features. Our bylaws allow action to be taken by written consent rather than at a meeting of stockholders with the consent of the holders of a majority of shares entitled to vote.

Transfer Agent. Signature Stock Transfer, Inc. of 2301 Ohio Drive, Suite 100, Plano, Texas, 75093 acts as Advanced ID's transfer agent.


                    SHARES ELIGIBLE FOR FUTURE SALE

Upon the date of this prospectus, there are 75,687,905 shares of our common stock outstanding of which 38,320,688 common shares may be freely traded without restriction.

Upon the effectiveness of this registration statement and subsequent exercise of the warrants, up to an additional 3,854,989 common shares may be issued and will be eligible for immediate resale in the public market. The remaining common shares will be restricted within the meaning of Rule 144 under the Securities Act, and are subject to the resale provisions of Rule 144.

At the present time, resales or distributions of such shares are provided for by the provisions of Rule 144. That rule is a so-called "safe harbor" rule which, if complied with, should eliminate any questions as to whether or not a person selling restricted shares has acted as an underwriter.

At the present time, resales or distributions of such shares are provided for by the provisions of Rule 144. That rule is a so-called "safe harbor" rule which, if complied with, should eliminate any questions as to whether or not a person selling restricted shares has acted as an underwriter.

Rule 144(d)(1) states that if the issuer of the securities is, and has been for a period of at least 90 days immediately before the sale, subject to the reporting requirements of section 13 or 15(d) of the Exchange Act, a minimum of six months must elapse between the later of the date of the acquisition of the securities from the issuer, or from an affiliate of the issuer, and any resale of such securities.

Sales under Rule 144 are also subject to notice and manner of sale requirements and to the availability of current public information and must be made in unsolicited brokers' transactions or to a market maker. A person who is not an affiliate of Advanced ID under the Securities Act during the three months preceding a sale and who has beneficially owned such shares for at least six months is entitled to sell the shares under Rule 144 without regard to the volume, notice, information and manner of sale provisions. Affiliates must comply with the restrictions and requirements of Rule 144 when transferring restricted shares even after the six month holding period has expired and must comply with the restrictions and requirements of Rule 144 in order to sell unrestricted shares.

No predictions can be made of the effect, if any, that market sales of shares of common stock or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of our common stock could adversely affect the prevailing market price of the common stock, as well as impair our ability to raise capital through the issuance of additional equity securities.


           DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                    FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer as provided in the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


       MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

    Item 5(a)

a) Market Information. The registrant began trading publicly on the NASD Over the Counter Bulletin Board on October 17, 2002 under the symbol "AIDO".

The following table sets forth the range of high and low bid quotations for the registrant's common stock. The quotations represent inter-dealer prices without retail markup, markdown or commission, and may not necessarily represent actual transactions.

                       Fiscal 2009       Fiscal 2008        Fiscal 2007
                     High      Low     High       Low     High       Low
                     ----      ---     ----       ---     ----       ---
First Quarter       $0.08    $0.03    $0.24     $0.13    $0.46      $0.22
Second Quarter                        $0.25     $0.16    $0.49      $0.23
Third Quarter                         $0.27     $0.11    $0.36      $0.22
Fourth Quarter                        $0.14     $0.06    $0.28      $0.15

b) Holders. At May 31, 2009, there were approximately 1,900 shareholders of the registrant.

c) Dividends. Holders of the registrant's common stock are entitled to receive such dividends as may be declared by its board of directors. No dividends on the registrant's common stock have ever been paid, and the registrant does not anticipate that dividends will be paid on its common stock in the foreseeable future.

d) Securities authorized for issuance under equity compensation plans. No securities are authorized for issuance by the registrant under equity compensation plans.

Plan Category             Number of Securities        Weighted Average Exercise      Number of Securities
                          Issued upon Exercise of     Price of Outstanding Options    Remaining Available
                          Outstanding Options,        Warrants and Rights             Future Issuance
Equity
Compensation
Plans Approved
by Security Holders                 n/a                         n/a                          n/a

Equity
Compensation
Plans Not Approved
by Security Holders           5,580,000                       $0.383                         n/a
                              ----------                       ------                      ------
Total                         5,580,000                                                      n/a

e)  Performance graph.  Not applicable.

f)  Sale of unregistered securities.

During 2008, the registrant issued the following unregistered securities:
   -  3,857,933 common shares for services rendered valued at $640,150,
   -  1,340,968 common shares for debt settlement valued at $141,373,
   - 841,667 common shares for deposits received in 2007 for $190,500 which included 325,000 common shares for $97,500 on the exercise of warrants in 2007;
   - 12,631,395 common shares for cash proceeds of $1,276,503and for subscriptions receivable of $99,430.

We also wrote off a note receivable that we had accepted in 2007 in exchange for the issuance of 10,000 shares of common stock valued at $2,000 to one investor due to an inability to pay. These shares were returned to treasury.

The above securities were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933 to sophisticated investors.

    Item 5(b)  Use of Proceeds.  As described herein

    Item 5(c) Purchases of Equity Securities by the issuer and affiliated purchasers. None.


                              EXPERTS

The financial statements of Advanced ID appearing in this registration statement have been audited by AGCA, Inc. and LBB & Associates Ltd., LLP, independent registered public accounting firms and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                          LEGAL PROCEEDINGS

We are not a party to any legal proceedings the outcome of which, in the opinion of our management, would have a material adverse effect on our business, financial condition, or results of operation.


                            LEGAL MATTERS

The validity of the common shares being offered hereby will be passed upon by Jody M. Walker, Attorney At Law, Centennial, Colorado.


                   WHERE YOU CAN FIND MORE INFORMATION

At your request, we will provide you, without charge, a copy of any document filed as exhibits in this prospectus. If you want more information, write or call us at:

Advanced ID Corporation
4500 - 5 Street NE
Calgary, Alberta Canada T2E 7C3 Telephone: (403) 264-6300

Attention: Daniel Finch, Chief Executive Officer

Our fiscal year ends on December 31st. We are a reporting company and file annual, quarterly and current reports with the SEC. You may read and copy any reports, statements, or other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC Internet site at http:\\www.sec.gov.

                          FINANCIAL STATEMENTS

Condensed Consolidated Balance Sheets, March 31, 2009
  (unaudited) and December 31, 2008                            42
Condensed Consolidated Statements of Operations and
  Comprehensive Loss for the Three months ended March
  31, 2009 and 2008 (unaudited)                                44
Condensed Consolidated Statements of Cash Flows for the
  Three months ended March 31, 2009 and 2008 (unaudited)       45
Notes to condensed consolidated financial statements
  (unaudited)                                                  47

Reports of Independent Registered Public Accounting Firms 53 Financial Statements of Advanced ID Corporation:
  Consolidated Balance Sheets as of December 31, 2008
    and 2007                                                   55
  Consolidated Statements of Operations For the Years
    Ended December 31, 2008 and 2007                           57
  Consolidated Statements of Stockholders' Equity
   (Deficit) For the Years Ended December 31, 2008 and 2007 58 Consolidated Statements of Cash Flows For the Years Ended
    December 31, 2008 and 2007                                 60
  Notes to Consolidated Financial Statements                   62

                        ADVANCED ID CORPORATION
                 CONDENSED CONSOLIDATED BALANCE SHEETS

                                          March 31,      December 31,
                                            2009             2008
                                         ----------      ------------
                                         (Unaudited)
ASSETS
CURRENT ASSETS:
  Cash                                   $   89,306        $  165,072
  Trade accounts receivable, net             44,556           135,156
  Accounts receivable - related parties     113,827           346,974
  Inventory                                  71,932            45,703
  Prepaid expenses                            2,557            13,859
                                         ----------        ----------
      Total current assets                  322,178           706,764
                                         ----------        ----------
  Property and equipment, net                28,108            51,334
  Promissory notes receivable               725,000           725,000
                                         ----------        ----------
      Total other assets                    753,108           776,334
                                         ----------        ----------
      Total assets                      $ 1,075,286        $1,483,098
                                         ==========        ==========

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
  Accounts payable                       $  410,205        $  315,666
  Accounts payable - related parties        116,275           138,444
  Accrued liabilities                        12,013            13,491
  Loans payable - related parties           104,139           106,761
  Redemption put liability                   32,253            32,253
  Customer deposits                           9,685                 -
  Contingent consideration on acquisition
     of Pneu-Logic                           70,000           70,000
                                         ----------        ----------
      Total current liabilities             754,570           676,615
                                         ----------        ----------
Debentures payable                        1,221,900         1,219,249
                                         ----------        ----------
Total liabilities                         1,976,470         1,895,864
                                        -----------       -----------
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' DEFICIT:
  Series A preferred stock, $0.01 par;
   500,000 shares authorized; none issued         -                 -
  Common stock, $0.01 par; 100,000,000 shares
    authorized; 74,026,288 and 75,990,271
    shares issued and outstanding as of March
    31, 2009 and December 31, 2008,
    respectively                            740,262           759,904

  Additional paid-in capital             10,547,552        10,802,481
  Subscription receivable                   (20,930)          (99,430)
  Accumulated deficit                   (12,165,235)      (11,867,754)
  Accumulated other comprehensive
    income (loss)                            (2,833)           (7,967)
                                        -----------       -----------

      Total stockholders' deficit          (901,184)         (412,766)
                                        -----------       -----------
      Total liabilities and stockholders'
        deficit                         $ 1,075,286       $ 1,483,098
                                        ===========       ===========

               The accompanying notes are an integral part of these condensed consolidated financial statements

                        ADVANCED ID CORPORATION
          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                        AND COMPREHENSIVE LOSS
                Three Months Ended March 31, 2009 and 2008
                               (UNAUDITED)

                                                                Three Months Ended
                                                                     March 31,
                                                                2009         2008
                                                              ----------   ----------
Revenues                                                     $  146,494    $  348,384
Cost of Revenues                                                 73,955       201,515
                                                            -----------   -----------
  Gross Profit                                                   72,539       146,869
                                                            -----------   -----------
Research and development expense                                  1,950        12,930
Selling and general and administrative expense                  315,680       591,363
Impairment of property and equipment                             21,702             -
Recovery of bad debt on advance to DDCT                          (4,040)            -
                                                            -----------   -----------
Operating loss                                                 (262,753)     (457,424)
Accretion on debenture                                           (2,651)            -
Interest (expense)income, net                                    (3,143)         (873)
                                                            -----------   -----------
Net loss                                                       (268,547)     (458,297)
Deemed dividend on warrant term
  modifications                                                 (28,934)            -
                                                            -----------   -----------
Net loss applicable to common
  shareholders                                                 (297,481)     (458,297)
                                                            ===========   ===========
Other comprehensive income (loss):
  Foreign currency translation                                    5,134        (7,045)
                                                            -----------   -----------
Comprehensive loss                                          $  (263,413)  $  (465,342)
                                                            ===========   ===========
Net loss per share:
  Basic and diluted                                         $     (0.00)  $     (0.01)
                                                            ===========   ===========
  Basic and diluted weighted
   average common shares outstanding                         75,419,970    58,476,269
                                                            ===========   ===========

             The accompanying notes are an integral part of these condensed consolidated financial statements

                        ADVANCED ID CORPORATION
             CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                Three Months Ended March 31, 2009 and 2008
                               (Unaudited)

                                               2009            2008
                                          ------------     ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                $  (268,547)     $  (458,297)
    Adjustments to reconcile net loss to
    cash used in operating activities:
    Depreciation and amortization                3,570          32,646
    Impairment of property and equipment        21,702               -
    Accretion on debenture                       2,651               -
    Share based payments for services                -         175,732
        Change in assets and liabilities:
        Accounts receivable                     91,029         (84,552)
        Accounts receivable - related parties    8,496               -
        Inventory                              (26,420)         27,058
        Prepaid expenses                        11,009          (3,684)
        Accounts payable                        90,905          24,139
        Accounts payable - related parties     (24,328)          1,070
        Accrued liabilities                     (1,602)        (21,473)
        Customer deposits                        9,685               -
                                            ----------      ----------
CASH FLOWS USED IN OPERATING ACTIVITIES        (81,850)       (307,361)
                                            ----------      ----------
CASH FLOWS USED IN INVESTING ACTIVITIES:
   Purchase of property and equipment           (2,046)        (13,989)
                                            ----------      ----------
CASH FLOWS USED IN INVESTING ACTIVITIES         (2,046)        (13,989)
                                            ----------      ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Loans payable - related party                      -          28,978
  Deposits on shares to be issued                    -          50,000
  Payments on Pneu-Logic asset purchase payable      -         (60,000)
  Proceeds on sale of stock                          -         353,180
                                            ----------      ----------
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES          -         372,158
                                            ----------      ----------
EFFECT OF EXCHANGE RATE CHANGES                  8,130          (8,750)
                                            ----------      ----------
NET INCREASE (DECREASE) IN CASH                (75,766)         42,058
Cash, beginning of period                      165,072          61,557
                                            ----------      ----------
Cash, end of period                         $   89,306      $  103,615
                                            ==========      ==========
CASH PAID FOR:
  Interest                                  $   16,219      $      873
  Taxes                                     $        -      $        -

NON CASH INVESTING AND FINANCING
  TRANSACTIONS:
  Deemed dividend on warrant modifications  $   28,934      $        -

             The accompanying notes are an integral part of these
                 condensed consolidated financial statements

                        ADVANCED ID CORPORATION
           NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                              (Unaudited)

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of Advanced ID Corporation ("Advanced ID") have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission ("SEC"), and should be read in conjunction with the audited financial statements and notes thereto contained in our Annual Report filed with the SEC on Form 10-K. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for our interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosure contained in the audited financial statements for fiscal 2008, as reported in the Form 10-K filed on April 14, 2009, have been omitted.

NOTE 2 - FINANCIAL CONDITION AND GOING CONCERN

Advanced ID has incurred net losses for the three months ended March 31, 2009 and the year ended December 31, 2008 of $268,547 and $2,516,131, respectively. Because of these losses, Advanced ID will require additional working capital to develop its business operations.

Advanced ID intends to raise additional working capital through private placements, public offerings and/or bank financing. There are no assurances that Advanced ID will be able to either (1) achieve a level of revenues adequate to generate sufficient cash flow from operations; or (2) obtain additional financing through either private placements, public offerings and/or bank financing necessary to support Advanced ID's working capital requirements. To the extent that funds generated from operations and any private placements, public offerings and/or bank financing are insufficient, Advanced ID will have to raise additional working capital. No assurance can be given that additional financing will be available, or if available, will be on terms acceptable to Advanced ID.

These conditions raise substantial doubt about Advanced ID's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might be necessary should Advanced ID be unable to continue as a going concern.

NOTE 3 - COMMON STOCK

During the three months ended March 31, 2009, a total of 1,963,983 common shares were returned and cancelled. Of these shares, two directors voluntarily returned a total of 1,178,983 that were received as compensation amounting to $225,003 in 2008 and 785,000 shares were returned to settle subscription receivables totaling $78,500.

Pursuant to board resolutions, during the three months ended March 31, 2009 the following warrants were extended:

- On January 12, 2009, the expiry date of 900,000 warrants exercisable at $0.40 was extended by one year to January 12, 2010.

- On February 10, 2009, the expiry date of 200,000 warrants exercisable at $0.30 was extended by one year to February 10, 2010.

- On February 14, 2009, the expiry date of 200,000 warrants exercisable at $0.30 was extended by one year to February 14, 2010.

- On February 20, 2009, the expiry date of 100,000 warrants exercisable at $0.30 was extended by one year to February 20, 2010.

- On February 25, 2009, the expiry date of 1,000,000 warrants exercisable at $0.20 was extended by one year to February 25, 2010.

- On March 2, 2009, the expiry date of 100,000 warrants exercisable at $0.30 was extended by one year to March 2, 2010.

- On March 6, 2009, the expiry date of 100,000 warrants exercisable at $0.30 was extended by one year to March 6, 2010.

- On March 23, 2009, the expiry date of 400,000 warrants exercisable at $0.30 was extended by one year to March 23, 2010.

- On March 30, 2009, the expiry date of 84,998 warrants exercisable at $0.30 was extended by one year to March 30, 2010.

Given the permanent equity nature of the underlying instruments, the $28,934 fair market value calculated as a result of these extensions was recorded as a deemed dividend.

NOTE 4 - RELATED PARTY TRANSACTIONS

In addition to being a director of Advanced ID, Mr. Kazimirski provides consulting services to Advanced ID for the purposes of assisting with product and market development. Specifically, Mr. Kazimirski has been responsible for establishing distribution partners in countries located outside of North America, assisting the Company in finding and negotiating supplier partnership agreements, and other general business tasks as requested by the Company. There exists no written consulting agreement in place but it has been mutually agreed that Mr. Kazimirski will receive $175 per hour for his services for an undefined term, and which began January 3, 2003. During the quarter ended March 31, 2009 and March 31, 2008, consulting and director fees totaled $Nil and

$44,610 for his services respectively. The services in 2008 were paid for via the issuance of shares however, as a result of the Company's financial position, in December 2008 Mr. Kazimirski reversed all 2008 charges for his services to the Company. The shares given to him were returned and canceled on February 18, 2009.

On November 14, 2007, Mr. Kazimirski provided a $60,000 loan to the Company. This loan is unsecured, repayable on demand and bears interest at 10% per annum. The loan was still outstanding on March 31, 2009.

During the period ended March 31, 2009, Mr. Sudeep Bhargava, Vice President Operations and Interim CFO, received $14,920 in salary. In the same period in 2008 he received $21,163 in cash and $21,400 in share based payment. In December 2008, due to the financial condition of the Company, Mr. Bhargava agreed to reverse all share based payments made to him and returned the shares which were canceled in December 2008.

In addition to being President & CEO, Mr. Dan Finch also performs a role of director of Advanced ID. Mr. Finch is compensated for his services as a director. During the period ending March 31, 2009 and March 31, 2008 a total of $25,750 and $52,000 respectively was paid for salary, bonuses and director fees. Some of these services were paid for via the issuance of shares in 2008. Mr. Finch reversed all of his share based compensation in 2008 and shares given to him for 2008 compensation were returned and canceled on March 12, 2009.

Mr. Meier was a director of the Company until February 2009. Mr. Meier provided consulting services to Advanced ID for the purposes of assisting with product and supplier development. During the period ending March 31, 2009 and March 31, 2008 consulting fees and director fees totaled $Nil and $8,875 for his services, respectively. These services were paid for via the issuance of shares.

In addition to being a director of Advanced ID, Mr. Fields provides consulting services to Advanced ID for the purposes of assisting with investor relations and stock development. Specifically, Mr. Fields has been responsible for development of investor relations programs and company funding activities such as private placements. Mr. Fields provided services based on his hourly rate until January 2009 after which time the Company agreed to pay him $3,500 per month. During the period ending March 31, 2009 and March 31, 2008 consulting and director fees totaled $10,500 and $15,875 for his services, respectively. In 2008 Mr. Fields' services were paid for via the issuance of shares, however, as a result of the Company's financial position, in December 2008 Mr. Fields reversed all 2008 charges for his services to the Company. The shares given to him were returned and canceled on April 2, 2009.

On March 31, 2009 accounts receivable from related parties included $58,992 representing the balance of all voluntary reversals of share-based compensation by directors of the Company. The amounts were subsequently settled by having all shares returned and cancelled.

On March 31, 2009 accounts receivable from related parties also included $48,913 due from Pneu Logic Ltd. ("PLL"). PLL is owned by George Yeomans, who is a director of PLCL. In addition, another $5,922 was included in accounts receivable from related party, for an amount due from RBC Electronics which is also owned by George Yeomans.

As of March 31, 2009 included in accounts payable to related parties is $2,148 due to Global Consulting for expenses; $4,482 to Daniel Finch, President and CEO, for fees and expenses; $7,000 to Terry Fields, a director for a bonus; and $7,500 due to Sudeep Bhargava for a bonus and $383 for expenses. Mr. Bhargava is the Company's COO. Mr. Hubert Meier, who is no longer a director, is owed $874 which was not included in related party debt.

Also included in accounts payable to related parties is $25,613 due to Laren Yeomans for expenses and fees, $32,723 to RBC Electronics for products, and 25,627 Pounds ($36,426) to PLL.

Laren Yeomans, a Director and employee of Pneu-Logic Corporation, Ltd ("PLCL"), earned $10,500 of salary during the quarter ended March 31, 2009.

A short term loan of 31,053 Pounds ($44,139) made in 2008 by Mr.
Yeomans was still outstanding on March 31, 2009.

NOTE 5 - COMMITMENTS

The Company has agreed to pay each director $1,500 per month as part of their compensation. In addition, each director will be paid $175 per hour for their services rendered on behalf of the Company. In 2008, this compensation plan was suspended indefinitely based on the Company's financial position. Commencing January 2009, the Company agreed to pay Mr. Terry Fields $3,500 per month for his services.

NOTE 6 - DDCT ACQUISITION

In February 2009, the Company decided that it would no longer be pursuing the acquisition of Shenzhen DDCT Technology, Co. ("DDCT"). As a result of the cancelation of the acquisition of DDCT, the Company was owed $149,815 on December 31, 2008. This amount was fully impaired at December 31, 2008 as a result of the low probability of collection. During the quarter ended March 31, 2009 DDCT paid $4,040 of expenses on behalf of Advanced ID (Schenzhen) Co., Ltd. This amount was recorded as a recovery of bad debt. In addition, as a result of the decision not to pursue the acquisition, management decided to record an impairment charge of $21,702 representing the full value of the property and equipment of Advanced ID (Schenzhen) Co., Ltd.

NOTE 7 - CONVERTIBLE DEBENTURES

Pursuant to a Securities Purchase Agreement dated November 10, 2008, the Company issued to La Jolla Cove Investors Inc. ("La Jolla") a convertible debenture in the principal amount of $1,000,000. As consideration, the Company received $200,000 cash and a promissory note for $800,000. On the same day the Company received a prepayment on the promissory note for $75,000. The Company accounted for the debenture in accordance with Statement of Financial Accounting Standards ("FASB") No. 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity".

The debenture bears interest at 6% per annum and matures on November 30, 2011. In the event the Company's common stock is trading for $0.058 or lower at any time during the period from November 10, 2008 to May 10, 2009; the interest rate shall be increased to 9 3/4 % per annum and all the interest that would accrue on the debenture to maturity must be paid within 3 business days of such event. The interest rate adjustment has been identified as an embedded derivative and has been accounted for at fair value as at December 31, 2008 in accordance with FAS 133 "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133").

The principal and any unpaid interest on the debenture is convertible at the option of the holder, in whole or in part, into common shares of the Company at a conversion price equal to the lesser of: $0.50 and 80% of the average of the three lowest VWAP during the 20 trading days prior to the conversion date. The Company may increase the number of applicable trading days if it deems appropriate. The Company has determined that the conversion price will likely equal the 80% average of the three lowest VWAP during the 20 trading days prior to the conversion date and thus recorded an additional $250,000 expense. A debt discount of $32,253 was recorded upon valuation of the redemption put liability. This debt discount is being charged to operations as accretion expense and added to the debenture payable over the term of the debenture.

                                              March 31   December 31
                                                2009        2008
                                            ---------   -----------
Balance beginning of year                 $1,219,249   $        -
Issue of debentures                                -    1,000,000
Finance charge                                     -      250,000
Debt discount                                      -     (32,253)
Accretion of debt discount                     2,651        1,502
                                          ----------    ---------
                                          $1,221,900    $1,219,249

NOTE 8 - SUBSEQUENT EVENTS

On April 2, 2009 a director voluntarily returned for cancellation
315,449 shares of common stock received as compensation in 2008.

On May 8, 2009 the Company received a conversion notice from La Jolla requesting the conversion of $30,000 of the outstanding debenture into 1,977,066 shares of the Company. These shares were issued on May 8, 2009.

As of the date of this report, Advanced ID does not have sufficient shares authorized to meet all of the various share issuance obligations as discussed throughout these footnotes and those discussed in the Company's audited consolidated financial statements dated December 31, 2008, including stock options, stock warrants, stock committed for cash, stock committed for services, and the convertible debenture with La Jolla Cove Investors, Inc. Advanced ID may not be able to carry out its intended transactions due to a lack of sufficient authorized shares. The Company intends to seek approval at its next annual general meeting to increase its authorized share capital in order to be able to meet all of its share issuance obligations.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Advanced ID Corporation
Calgary, Canada

We have audited the accompanying balance sheet of Advanced ID Corporation and subsidiaries as of December 31, 2008 and the related statements of operations, stockholders' equity (deficit), and cash flows for the year then ended. Advanced ID Corporation's management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements of Advanced ID Corporation and subsidiaries for the year ended December 31, 2007 were audited by other auditors whose report dated March 26, 2008 expressed an unqualified opinion on those statements.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Advanced ID Corporation and subsidiaries as of June 30, 2008 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, as discussed in Note 3 to the consolidated financial statements. Management's plans regarding those matters are also described in the said note. The consolidated financial statements do not include any adjustment that might result from the outcome of this uncertainty.

/s/AGCA, Inc.
Arcadia, California
March 31, 2009

Report of Independent Registered Public Accounting Firm

To the Board of Directors of
Advanced ID Corporation
Calgary, Alberta, Canada


We have audited the accompanying consolidated balance sheet of Advanced ID Corporation (the "Company") as of December 31, 2007, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the year ended December 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Advanced ID Corporation as of December 31, 2007 and the results of its operations and its cash flows for the year ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 3 to the consolidated financial statements, the Company's absence of significant revenues, recurring losses from operations, and its need for additional financing in order to fund its projected loss in 2008 raise substantial doubt about its ability to continue as a going concern. The 2007 consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/LBB & Associates Ltd., LLP
-----------------------------
LBB & Associates Ltd., LLP

Houston, Texas
March 26, 2008

               ADVANCED ID CORPORATION AND SUBSIDIARIES
                    CONSOLIDATED BALANCE SHEETS
                 AS OF DECEMBER 31, 2008 and 2007

                                  ASSETS
                                                2008            2007
                                                ----            ----
CURRENT ASSETS:
  Cash                                       $ 165,072      $  61,557
  Trade accounts receivable, net               135,156        111,073
  Accounts receivable - related parties        346,974          2,870
  Inventory                                     45,703         95,914
  Prepaid expenses                              13,859          2,018
                                            ----------      ---------
      Total current assets                     706,764        273,432
   Property and equipment, net                  51,334         49,986
   Goodwill                                          -        122,468
   Promissory notes receivable                 725,000              -
   Customer list, net                                -         62,500
                                            ----------     ----------
      Total other assets                       776,334        234,954
                                            ----------     ----------
      Total assets                          $1,483,098     $  508,386
                                            ==========     ==========
               LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Accounts payable                          $  315,666     $  300,636
  Accounts payable - related parties           138,444         66,912
  Loan payable - related party                 106,761         59,806
  Deposit on shares to be issued                     -        192,500
  Redemption put liability                      32,253              -
  Accrued liabilities                           13,491         57,343
  Contingent consideration on acquisition
    of Pneu-Logic                               70,000        240,000
                                            ----------     ----------
      Total current liabilities                676,615        917,197
  Debentures payable                         1,219,249              -
                                            ----------     ----------
      Total liabilities                      1,895,864        917,197
                                            ----------     ----------
STOCKHOLDERS' DEFICIT:
  Series A preferred stock, $0.01 par;
    500,000 shares authorized; none issued
    and outstanding                                  -              -
  Common stock, $0.01 par; 100,000,000 shares
    authorized; 75,990,271 shares and
    57,318,308 shares issued and outstanding
    at December 31, 2008 and 2007,
    respectively                               759,904        573,184
  Additional paid-in capital                10,802,481      8,180,170
  Subscription receivable                      (99,430)        (2,000)
  Accumulated deficit                      (11,867,754)    (9,161,789)
  Accumulated other comprehensive
    Income (loss)                               (7,967)         1,624
                                            ----------     ----------

      Total stockholders' deficit             (412,766)      (408,811)
                                            ----------     ----------
      Total liabilities and stockholders'
        deficit                             $1,483,098     $  508,386
                                            ==========     ==========

            See accompanying summary of accounting policies and notes to consolidated financial statements.

               ADVANCED ID CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF OPERATIONS
            FOR THE YEARS ENDED DECEMBER 31, 2008 and 2007

                                               2008          2007
                                            ----------    ----------
Revenues                                   $1,159,039     $1,010,003
Cost of revenues                              603,992        525,127
                                          -----------    -----------
  Gross profit                                555,047        484,876

Research and development expense               37,940        265,787
Selling, general and administrative expense 2,411,836      2,316,173
Bad debt provision on advanced to DDCT        149,815              -
Impairment of property and equipment           13,913              -
Impairment of customer list                    44,123              -
Impairment of goodwill                        122,468        486,888
                                          -----------    -----------
  Operating loss                           (2,225,048)    (2,583,972)
  Accretion and finance charges on
    debenture                                (251,502)             -
  Interest income (expense)                   (39,581)         1,734
                                          -----------    -----------
Loss from continuing operations            (2,516,131)    (2,582,238)
Loss from discontinued operations                   -       (139,745)
                                          -----------    -----------
Net Loss before income taxes               (2,516,131)    (2,721,983)
Provision for income taxes                          -              -
                                          -----------    -----------
Net Loss                                  $(2,516,131)   $(2,721,983)

Warrant holder inducement dividend           (189,834)      (155,647)
                                          -----------    -----------
Net loss applicable to common
Shareholders                              $(2,705,965)   $(2,877,630)
                                          ===========    ===========
Net loss per share:
  Basic and diluted loss
     Continuing operations                     $(0.04)        $(0.05)
                                               ======         ======
     Discontinued operations                   $(0.00)        $(0.00)
                                               ======         ======
  Basic and diluted weighted average
    Shares outstanding                     65,680,317     54,951,487
                                           ==========     ==========

               See accompanying summary of accounting policies and notes to consolidated financial statements.

               ADVANCED ID CORPORATION AND SUBSIDIARIES
        CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
           FOR THE YEARS ENDED DECEMBER 31, 2008 and 2007
                       (CONTINUED ON NEXT PAGE)

                                                             Additional
                                           Common Stock       Paid -in    Subscription
                                         Shares    Amounts     Capital      Received
                                         -----------------    ----------   -----------
BALANCE, December 31, 2006              52,219,914  $522,199  $6,000,805     $(22,000)
Comprehensive loss:
  Net loss
  Foreign currency translation adjustments
      Total comprehensive loss
Stock issued for services                1,151,372    11,514     271,926            -
Stock issued for cash                      965,000     9,650     244,350       20,000
Stock issued on acquisition of
  Pneu-Logic                             1,000,000    10,000     308,810            -
Stock issued on settlement of debt       1,170,355    11,704     350,237            -
Exercise of options and warrants           811,667     8,117     235,383            -
Stock options issued for services                -         -     613,012            -
Warrant holder inducement dividend               -         -     155,647            -
                                        ----------  --------  ----------     --------
BALANCE, December 31, 2007              57,318,308  $573,184  $8,180,170     $ (2,000)
                                        ==========  ========  ==========     ========
Comprehensive loss:
  Net loss
  Foreign currency translation adjustments
      Total comprehensive loss
Stock issued for services                3,857,933    38,580     601,570            -
Stock issued for cash                   12,631,395   126,314   1,247,619      (97,430)
Stock issued on settlement of debt       1,340,968    13,409     127,964            -
Stock issued for deposits received
  in 2007                                  841,667     8,417     182,083            -
Stock options issued for services                -         -     273,241            -
Warrant holder inducement dividend               -         -     189,834            -
                                        ----------  --------  ----------     --------
BALANCE, December 31, 2008              75,990,271  $759,904 $10,802,481     $(99,430)
                                        ==========  ========  ==========     ========

                 ADVANCED ID CORPORATION AND SUBSIDIARIES
          CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
               FOR THE YEARS ENDED DECEMBER 31, 2008 and 2007

                                         Accumulated
                                            Other                         Total
                                        Comprehensive    Accumulated   Stockholders'
                                         Income (Loss)     Deficit    Equity (Deficit)
                                        -------------    -----------  -------------
BALANCE, December 31, 2006               $ 16,477       $(6,284,159)  $  233,322
Comprehensive loss:
  Net loss                                      -        (2,721,983)  (2,721,983)
  Foreign currency translation
    adjustments                           (14,853)                -      (14,853)
                                                                      ----------
      Total comprehensive loss                                        (2,736,836)
                                                                      ----------
Stock issued for services                       -                 -      283,440
Stock issued for cash                           -                 -      274,000
Stock issued on acquisition of Pneu-Logic       -                 -      318,810
Stock issued on settlement of debt              -                 -      361,941
Exercise of options and warrants                -                 -      243,500
Stock options issued for services               -                 -      613,012
Warrant holder inducement dividend              -          (155,647)           -
                                          -------        ----------   ----------
BALANCE, December 31, 2007                $ 1,624       $(9,161,789)  $ (408,811)
                                          =======       ===========   ==========
  Net loss                                      -        (2,516,131)  (2,516,131)
  Foreign currency translation
    adjustments                            (9,591)                -       (9,591)
                                                                       ---------
      Total comprehensive loss                                        (2,525,722)
                                                                       ---------
Stock issued for services                       -                 -      640,150
Stock issued for cash                           -                 -    1,276,503
Stock issued on settlement of debt              -                 -      141,373
Stock issued for deposits received in 2007      -                 -      190,500
Stock options issued for services               -                 -      273,241
Warrant holder inducement dividend              -          (189,834)           -
                                          -------       -----------    ---------
BALANCE, December 31, 2008                $(7,967)     $(11,867,754)  $ (412,766)
                                          =======      ============    =========

               See accompanying summary of accounting policies and notes to consolidated financial statements.

                  ADVANCED ID CORPORATION AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007
(Continued on Next Page)

                                                 2008          2007
                                            ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                   $(2,516,131)  $(2,721,983)
  Net income (loss) from discontinued
    operations                                         -      (139,745)
                                              ----------    ----------
  Net loss from continuing operations         (2,516,131)   (2,582,238)
  Adjustments to reconcile net loss to
    net cash used in operating activities:
    Depreciation and amortization                 59,151       102,960
    Stock issued for services                    640,150       283,440
    Stock options issued for services            273,241       613,012
    Stock issued for interest expense             16,373             -
    Accretion and finance charge on debenture    251,502             -
    Bad debt provision on investment to DDCT     149,815             -
    Goodwill impairment                          122,468       486,888
    Impairment of customer list                   44,123             -
    Impairment of property and equipment          13,913             -
      Change in assets and liabilities:
        Accounts receivable                     (381,456)       73,154
        Inventory                                 48,639       (72,642)
        Prepaid expenses                         (11,363)       19,289
        Accounts payable                          10,001       166,259
        Accounts payable - related parties        72,722       175,539
        Accrued liabilities                      (48,637)       (6,091)
                                              ----------    ----------
Net cash used in continuing operating
  activities                                  (1,255,489)     (740,430)
Net cash used in discontinued operating
  activities                                           -         1,747
                                              ----------    ----------
CASH FLOWS USED IN OPERATING ACTIVITIES       (1,255,489)     (738,683)
                                              ----------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Advance on investment to DDCT                 (149,815)            -
  Payment on acquisition of assets of
    Pneu-Logic Ltd.                             (170,000)     (100,000)
  Purchase of property and equipment             (56,035)      (16,254)
                                              ----------    ----------
Net cash used in investing activities           (375,850)     (116,254)
Net cash used in discontinued investing
  activities                                           -       (16,193)
                                              ----------    ----------
CASH FLOWS USED IN INVESTING ACTIVITIES         (375,850)     (132,447)
                                              ----------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from sale of stock                  1,276,503       274,000
  Proceeds from borrowings                       125,000             -
  Proceeds from the exercise of stock
    options and warrants                               -       213,500

               ADVANCED ID CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS
      FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 (Continued)

                                                 2008          2007
                                            ------------   ------------
  Payment on Pneu-Logic Ltd. debt issued               -       (60,000)
  Proceeds from loan payable - related party      46,955        60,000
  Proceeds from deposits on shares to be issued        -       192,500
  Proceeds from the issuance of debenture        275,000             -
                                              ----------    ----------
Net cash provided from continuing financing
  activities                                   1,723,458       680,000
Net cash provided from discontinued financing
  activities                                           -        (1,912)
                                              ----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES           1,723,458       678,088
                                              ----------    ----------
EFFECT OF EXCHANGE RATE CHANGES                   11,396       (12,188)
                                              ----------    ----------
NET INCREASE (DECREASE) IN CASH                  103,515      (205,230)
CASH, beginning of year                           61,557       266,787
                                              ----------    ----------
CASH, end of year                             $  165,072    $   61,557
                                              ==========    ==========

CASH PAID FOR:
  Interest                                      $ 38,402      $      -
  Taxes                                         $      -      $      -

NON CASH INVESTING AND FINANCING TRANSACTIONS:
  Common stock issued for acquisition of
    Pneu-Logic Ltd.                             $      -      $318,810
  Common stock issued for settlement of debt $141,373 $361,941 Common stock issued for deposits received
    in 2007                                     $190,500      $      -
  Debt Issued for acquisition of Pneu-Logic $ - $300,000 Common stock issued for subscription
    receivable                                  $ 99,430      $      -
  Subscription receivable issued for exercise
    of warrants                                 $      -      $ 30,000
Warrant holder inducement dividend              $189,834      $155,647

             See accompanying summary of accounting policies and notes to consolidated financial statements

             ADVANCED ID CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

NOTE 1 - NATURE OF OPERATIONS

Advanced ID Corporation ("Advanced ID" or the "Company") was originally incorporated in South Dakota on August 13, 1990. Advanced ID is in the business of marketing Radio Frequency Identification ("RFID") products for the purpose of identification and trace back of animals in the companion animal, biological sciences and agricultural sectors.

During the past several years Advanced ID has also been involved in research & development of RFID readers and RFID tags for various market segments and will continue to do.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and include the following significant accounting policies:

Basis of Consolidation

The consolidated financial statements include the accounts of Advanced ID Corporation, its wholly-owned subsidiaries Avid Canada Corporation ("AVID Canada"), Advanced ID Asia Pacific Company Limited, Advanced ID (Shenzhen) Co., Ltd., and Pneu-Logic Corporation Limited ("PLCL"). Until July 2005, the Company's accounts included the accounts of its wholly owned subsidiary Universal Pet Care, Inc. ("UPC"). UPC was a
dormant company and was involuntarily dissolved in 2005.   All
significant inter-company accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from these estimates.

Concentration of Risk

The Company places its cash and temporary cash investments with established financial institutions. At various times during the year, the Company maintained cash balances in excess of insurable limits. Management feels this risk is mitigated due to the longstanding reputation of these banks. No losses have been incurred by the Company related to this risk.

Foreign Currency Translation

Since Avid Canada is located in Canada, the Canadian dollar has been designated as the functional currency. For PLCL the currency of trade can be Euros, British sterling pounds and US Dollars, however the British sterling pounds has been designated as the functional currency. The reporting currency is the United States dollar. All balance sheet accounts have been translated at the current exchange rates as of December 31, 2008 and 2007. Statements of operations items have been translated at average currency exchange rates during the respective years. The resulting translation adjustment is recorded as a separate component of comprehensive loss within stockholders' equity (deficit).

Accumulated Other Comprehensive Income (Loss)

Total accumulated other comprehensive income (loss) consists of net income (loss) and other changes in stockholders' equity (deficit) from transactions and other events from currency translation gains and losses. The components of and changes in accumulated other comprehensive income as it relates to the currency translation losses are $9,591 and $14,853 for the years ending December 31, 2008 and 2007, respectively.

Revenue Recognition

Advanced ID recognizes revenue when persuasive evidence of an arrangement exists, shipment has occurred, the sales price is fixed or determinable and collectability is probable.

Product sales are recognized by Advanced ID generally at the time product is shipped. At the time revenue is recognized, Advanced ID provides for the estimated cost of product warranties and reduces revenue for estimated product returns.

When other significant obligations remain after products are delivered, revenue is recognized only after such obligations are fulfilled.

Research and Development Costs

Research and development costs are expensed as incurred.

Cash and Cash Equivalents

For the purposes of presenting cash flows, Advanced ID considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Allowance for Doubtful Accounts

The Company provides an allowance against accounts receivables for estimated losses that may result from customers' inability to pay. The allowance is determined by analyzing known uncollectible accounts, aged receivables, economic conditions, historical losses and changes in customer's cycles and customer's credit- worthiness. Amounts later determined and specifically identified to be uncollectible are charged and written off against this allowance. To minimize the likelihood of uncollectability, the Company reviews customer's credit worthiness periodically based on independent credit reporting services, the Company's experience with the customer and the economic condition of the customer's industry. Material differences may result in the amount and timing of expense for any period if the Company were to make different judgments or utilize different estimates. If the financial condition of customers deteriorates resulting in an impairment of their ability to make payments, additional allowances may be required. The Company has not experienced significant variances in the past between estimated and actual doubtful accounts and anticipates that the Company will be able to continue to make reasonable estimates in the future. The Company has recorded an allowance of $Nil and $16,852 as of December 31, 2008 and 2007 respectively.

Inventory

Inventory consists of finished goods held for resale and is recorded at the lower of cost or net realizable value. Cost is determined on a first in-first out basis.

Long-lived Assets

Fixed assets are stated on the basis of historical cost less accumulated depreciation. Depreciation is provided using the straight-line method over the two to five year estimated useful lives of the assets.

Impairment losses are recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. In 2008 impairment losses have been recorded on the assets of PLCL. Expenditures for repairs and maintenance are expensed as incurred.

Expenditures for major renewals or betterments that extend the useful lives of existing property and equipment are capitalized and depreciated. Upon retirement or dispositions of property and equipment, any resulting gain or loss is recognized consolidated statement of operations.

Goodwill

The Company accounts for goodwill in accordance with SFAS No. 141, "Business Combinations," and SFAS No, 142, "Goodwill and Other
Intangible Assets." Under SFAS No. 142, goodwill is deemed to have an indefinite life are not amortized but is subject to an annual impairment test.

The Company recognized an impairment loss of $122,469 (2007 - $486,888) based on management's valuation.

Intangible Assets

Intangible assets consist of a customer list purchased on the acquisition of PL. This list was being amortized straight-line over three years. On December 31, 2008 the carrying value was completely written off as a result of management's assessment of PLCL's business.

Fair Value of Financial Instruments

The Company's financial instruments consist of cash and cash equivalents, receivables, payables and debt. The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these consolidated financial statements.

Advertising

The Company charges costs of advertising to expense at the time the costs are incurred.

Shipping and Handling

The Company includes shipping and handling costs in cost of goods sold.

Income Taxes

Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

Loss per Common Share

The basic net loss per common share is computed by dividing the net loss applicable to common stockholders by the weighted average number of common shares outstanding.

Diluted net loss per common share is computed by dividing the net loss applicable to common stockholders, adjusted on an "as if converted" basis, by the weighted average number of common shares outstanding plus potential dilutive securities. For 2008 and 2007, potential dilutive securities had an anti-dilutive effect and were not included in the calculation of diluted net loss per common share. Total shares outstanding, assuming the exercise of outstanding options and warrants for the years ended December 31, 2008 and 2007, were 107,304,855 and 69,257,891 respectively.

Share-based Compensation

The Company uses the fair value accounting method as provided under SFAS No. 123(R) for stock options and other equity based compensation issued to employees. The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing
model.   The following weighted average assumptions were used in the calculation of the 2008 and 2007 compensation expense: dividend yield 0% (2007 - 0%) expected volatility of 113.4% (2007 - 97.9%), risk-free interest rate of 3.6% (2007 - 6.3%), and expected lives of 5 years (2007 - 5 years).

Segment Reporting

The Company operates in one industry segment - radio frequency identification microchip readers and tags. The Company operates primarily in one geographic area, being the North America. PLCL sells products in Europe which accounted for approximately 17% of total sales.

FASB Statement No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for reporting information about operating segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The Company's chief operating decision maker is its Chief Executive Officer. The Company's Chief Executive Officer reviews financial information presented on a consolidated basis for purposes of allocating resources and evaluating financial performance. The Company has one business activity and there are no segment managers who are held accountable for operations, operating results and plans for products or components below the consolidated unit level. Accordingly, the Company reports as a single operating segment.

Reclassifications

Certain 2007 amounts have been reclassified to conform to 2008 presentation.

Recent Accounting Pronouncements

In February 2007, the FASB issued Statement 159, The Fair Value Option for Financial Assets and Financial Liabilities, which provides an option to report eligible financial assets and liabilities at fair value effective January 1, 2008, with changes in fair value recognized in net income. Upon adoption, the first re-measurement to fair value would be reported as a cumulative-effect adjustment to the opening balance of retained earnings. The Company has elected not to report eligible assets and liabilities at their fair value.

In December 2007, the FASB issued Statement 141R, Business Combinations, which requires recognition of the assets acquired, liabilities assumed and non-controlling interest arising in a business combination at their fair value as of the acquisition date. In addition, the costs of acquisition must be recognized separately from the business combination. This statement will be effective for the Company's 2009 reporting and is not expected to have a material impact on the Company.

During the year, the Company adopted Statement 157, Fair Value
Measurements, which defines fair value and establishes a framework for measuring fair value and increases disclosure concerning fair value measurements. The adoption of Statement 157 did not have a material impact on the Company's results or financial position.

In March 2008, the FASB issued Statement 161, Disclosures about Derivative Instruments and Hedging Activities, which requires enhanced disclosure about how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for, and how derivative instruments and related hedged items affect an entity's financial position, financial performance and cash flows. This statement will be effective for the Company's 2009 reporting and is not expected to have a material impact on the Company

In May 2008, the FASB issued Statement 162, The Hierarchy of Generally Accepted Accounting Principles, which identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of entities that are presented in conformity with US GAAP. This statement will be effective for the Company following the US Securities and Exchange Commission's approval of the Public Company Accounting Oversight Board's amendments to existing guidance and its adoption is not expected to have a material impact on the Company.

On May 23, 2008, the Financial Accounting Standards Board ("FASB") issued FASB statement No.163 "Accounting for Financial Guarantee Insurance Contracts" ("FAS 163"). FAS 163 clarifies how FASB Statement No.60 "Accounting and reporting by Insurance Enterprises" applies to financial guarantee insurance contracts. FAS 163 is focused on the recognition and measurement of premium revenue and claims liabilities, along with additional disclosure requirements for financial guarantee contracts. The significant elements of the standard are as follows:

   1. Premium revenue will be recognized as a function of the amount of insurance protection provided over the contract term.

   2. The standard requires that the present value of installment premiums due pursuant to the terms of a financial guarantee insurance contract be recognized at inception of the contract as unearned premiums and premiums receivable, which is inconsistent with current industry accounting practice.

   3. A claim liability will be established on a financial guarantee contract when the probability weighted net present value of an expected claim loss is estimated to exceed the related unearned premium revenue. Provision of unallocated reserves are not permitted under the standard.

   4. Additional disclosures on financial guarantee contracts, the accounting and risk management activities used to evaluate credit deterioration in the Company's insured obligations and surveillance lists.

FAS 163 is effective for fiscal years beginning after December 15, 2008, and all interim periods within those fiscal years, with the exception of certain risk management disclosures which are effective for the first period beginning after issuance of FAS 163 (i.e. the Company's September 30, 2008 financial statements). Early application is not permitted. The standard does not apply to credit default swaps. Applying FAS 163 will not have any impact on the financial results of the Company or on the Company's financial position.

In December 2008, the FASB issued Staff Position FSP FAS 132R-1, Employers' Disclosures about Post-Retirement Benefit Plans Assets, which requires additional disclosures explaining how investment allocation decisions are made, the major categories of plan assets, inputs and valuation techniques used to measure fair value of plan assets and significant concentrations of risk within the plan assets. This Staff Position will not have any impact on the Company's results or financial position.

NOTE 3 - FINANCIAL CONDITION AND GOING CONCERN

Advanced ID has incurred net losses for the years ended December 31, 2008 and 2007 of $2,516,131 and $2,721,983 respectively. Because of these losses, Advanced ID will require additional working capital to develop its business operations.

Advanced ID intends to raise additional working capital through private placements, public offerings and/or bank financing. There are no assurances that Advanced ID will be able to either (1) achieve a level of revenues adequate to generate sufficient cash flow from operations; or (2) obtain additional financing through either private placements, public offerings and/or bank financing necessary to support Advanced ID's working capital requirements. To the extent that funds generated from operations and any private placements, public offerings and/or bank financing are insufficient, Advanced ID will have to raise additional working capital. No assurance can be given that additional financing will be available, or if available, will be on terms acceptable to Advanced ID.

These conditions raise substantial doubt about Advanced ID's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might be necessary should Advanced ID be unable to continue as a going concern.

NOTE 4 - ACQUISITION OF ASSETS OF PNEU-LOGIC LTD.

No acquisitions were undertaken during the year ended December 31, 2008. The following table summarizes significant acquisitions completed during the year ended December 31, 2007:

                               Purchase               Amortizable
                                Price     Goodwill    Intangibles
                               --------   --------    -----------
Pneu-Logic Ltd.               $ 718,810   $ 608,956    $ 75,400

   PURCHASE PRICE

On July 1, 2007, Advanced ID Corporation (the "Company") acquired substantially all of the assets of Pneu-Logic Ltd. ("PLL"). PLL was engaged in the business of fleet tire management. At the time of the transaction, there were no material relationships between the seller and the Company or any of its affiliates, or any director or officer of the Company, or any associate of any such officer or director. The aggregate purchase of $718,810 included $400,000 cash and 1,000,000 restricted shares of Advanced ID Corporation valued at $318,810. The cash component consists of $100,000 paid on the date of closing and contingent consideration of ten $30,000 monthly installments commencing October 1, 2007 based on meeting certain revenue targets. For the years ended December 31, 2008 and 2007, $170,000 and $160,000 were paid off. The value of 1,000,000 common shares issued was determined based on the closing price on the Effective Date.

After the acquisition of the assets of PLL, PLL still existed and the new entity with assets was incorporated as Pneu-Logic Corporation
Limited ("PLCL")

The purchase price allocation is as follows:

Current assets, net             $ 116,022
Property and equipment              5,654
Goodwill                          608,956
Customer list                      75,400
Bank overdraft                    (87,222)
                                ---------
Total adjusted purchase price   $ 718,810
                                =========

The amount allocated to identifiable intangible assets was determined by the company's management. Other intangibles assets are being amortized over their useful life in accordance with the guidance contained in the Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standard No. 142 ("SFAS 142") "Goodwill and Other Intangible Assets".

Goodwill                                   $ 608,956
Customer list                                 75,400
                                           ---------
Total identifiable intangible assets       $ 684,356
                                           =========

Amortization expenses for 2008 was $24,835 (2007 - $13,908)

The results of operations for PLCL have been included in the Company's consolidated statements of operations since the completion of the acquisitions during the year ended December 31, 2007. The following unaudited pro forma financial information presents the combined results of the Company and the 2007 acquisitions as if the acquisitions had occurred at the beginning of 2007:

                                                  Unaudited pro forma
                                                  -------------------
                                                        Year Ended
                                                    December 31, 2007
                                                      ------------
Net Revenue                                             $ 1,243,328
Net income (loss)                                       $(2,555,005)
Net income (loss) applicable to common shareholder      $(2,850,397)
Net income (loss) per share-basic                         $  (0.05)
Net income (loss) per share-diluted                       $  (0.05)

The above unaudited pro forma financial information includes adjustments for depreciation and amortization of identifiable intangible assets.

During the year ended December 31, 2008 due to economic and other factors, management decided to impair the carrying value of the property and equipment, customer list and goodwill of PLCL. The Company continues to operate however the office functions have been centralized to the Company's head office in order to reduce ongoing administrative and other expenses.

At the same time the Company agreed to sell PLCL products to Pneu-Logic Limited ("PLL") which is an entity controlled by George Yeomans, a director of PLCL. The agreement requires the Company to purchase products from RBC Electronics (entity owned by George Yeomans) and then to sell the products to PLL. PLL will in turn sell the products to its own channels in Europe. As a result, Advanced ID concluded that sales to PLL should be recorded on a net revenue basis. Reasons for net revenue recognition are that the Company never handles the goods sold by PLL, has no risk of inventory loss, and never has title to the goods.

NOTE 5 - DISCONTINUED OPERATIONS

Effective July 1, 2007, the Company disposed of its sixty percent owned subsidiary, Advanced ID Asia Engineering Co. Ltd., to focus its operations and reduce the cash requirements needed to continue this operation. The business identified as a divestiture has been classified as discontinued operations in the accompanying financial statements.

The following table summarizes the disposition:

Current assets                         $157,606
Property and equipment                   53,191
Goodwill                                 55,486
Current Liabilities                     (67,067)

Non Controlling Interest                (47,022)
                                        -------
 Net assets acquired                   $152,194
   Less: Consideration received        $      -
                                       --------
Loss on disposition                     152,194
Company's share of 2007 Earnings         12,449
                                       --------
Net loss on disposition                $139,745
                                       ========

NOTE 6 - PROPERTY AND EQUIPMENT

Property and equipment consists of the following:
                                      Estimated
                                        Lives       2008        2007
                                      ---------     ----        ----
  Equipment and furniture                5 yrs  $  38,212   $  28,856
  Leasehold improvements                 5 yrs     11,689           -
  Computer hardware                      3 yrs     65,613      43,982
  Computer software                      2 yrs    194,310     180,951
                                                ---------   ---------
    Total assets                                  309,824     253,789
  Less accumulated depreciation and
    write downs                                  (258,490)   (203,803)
                                                ---------   ---------
    Net book value                              $  51,334   $  49,986
                                                =========   =========

Depreciation expense for 2008 was $40,773 (2007 - $90,460).

NOTE 7 - INCOME TAXES

Advanced ID has had losses since inception and therefore has no income tax liability. The net deferred tax asset generated by the loss carry-forward has been fully reserved. The cumulative Canadian net operating loss carry-forward is approximately CDN$3,952,000 at December 31, 2008, and will expire in various years through 2028. Advanced ID recorded a decrease in the valuation allowance of $885,000 for the year ended December 31, 2008 and an increase in the valuation allowance of $700,000 for the year ended December 31, 2007. The difference between the statutory rate and the effective rate for the years ended December 31, 2008 and 2007 relates to the change in valuation allowance.

Deferred income taxes consist of the following at December 31, 2008 and 2007:

                                             2008         2007
                                             ----         -----
Short-term:
  Deferred tax assets                     $1,115,000    $2,000,000
  Valuation allowance                     (1,115,000)   (2,000,000)
                                          ----------    ----------
                                          $        -    $        -
                                          ==========    ==========

NOTE 8 - COMMON STOCK

During 2008, Advanced ID issued a total of 18,671,963 shares of common stock, 12,631,395 were issued for proceeds of $1,276,503 and subscriptions receivable of $99,430; 841,667 shares were issued for deposits received in 2007 for $190,500; 1,340,968 were issued for the settlement of debt valued at $141,373, and 3,857,933 shares of common stock were issued for services rendered valued at $640,150.

During 2008, Advanced ID also wrote off a receivable that the Company had accepted in 2007 in exchange for the issuance of 10,000 shares of common stock valued at $2,000 to one investor due to an inability to pay. These shares were returned and cancelled.

During 2007, Advanced ID issued a total of 5,098,394 shares of common stock; 965,000 shares of common stock were issued for cash proceeds of $254,000 and collected $20,000 of a subscription receivable from the prior year, 811,667 shares of common stock were issued on the exercise of warrants for $213,500 of cash and a note receivable of $30,000, 1,170,355 shares of common stock were issued as settlement of debt valued at $361,941, 1,000,000 shares of common stock were issued on the acquisition of PL valued at $318,810, and 1,151,372 shares of common stock were issued for services rendered valued at $283,440.

During 2007, Advanced ID also wrote off a note receivable that had been accepted in 2007 in exchange for the exercise of 100,000 common stock warrants valued at $30,000 to one investor due to his inability to pay.

With the exception of the shares issued on the exercise of options and warrants and the shares issued in connection with a private placement to arm's-length parties, the shares were valued based on the closing price on the date they were issued. The shares issued in connection with private placements with arm's-length parties were valued based on negotiated prices.

NOTE 9 - STOCK OPTIONS AND WARRANTS

Options:
In May 2007, the Board approved the vesting of the President's remaining 1,000,000 options that were originally granted as part of his initial employment contract. Compensation expense for the fair value of these options of $337,018 has been included as part of the general and administrative expenses recorded during 2007.

In May 2007, the Board approved an option plan to issue each board member 200,000 options at $0.40 per common share for a term of five years. Compensation expense for the fair value of these options of $245,328 has been included as part of the general and administrative expenses recorded during 2007.

In May 2007, the Board authorized options to purchase 100,000 common shares with a term of 5 years to an employee and a consultant. These common shares were registered under Form S-8 with the Securities and Exchange Commission. Compensation expense for the fair value of these options of $30,666 has been included as part of general and administrative expenses recorded during 2007.

On August 3, 2007, the Board of Directors of the Company unanimously voted to increase the stock option exercise price to $0.50 per share on 800,000 options granted to Directors. Previously, these options were exercisable at $0.40 per share. This change was filed with the SEC effective September 30, 2007.

In April 2008 the Board approved the issuance of 2,000,000 options to various officers and directors of the Company. The options are exercisable for a period of 5 years at an exercise price of $0.30 per share. Compensation expense for the fair value of these options of $273,241 has been included as part of the general and administrative expenses recorded during 2008. On November 9, 2008 officers and directors who were issued the options agreed to have them canceled.

The following table summarizes stock option activity:

  Outstanding, December 31, 2006                3,680,000
  Granted                                       1,900,000
                                                ---------
  Outstanding, December 31, 2007                5,580,000
  Granted                                       2,000,000
  Cancelled                                    (2,000,000)
                                                ---------
  Outstanding, December 31, 2008                5,580,000
                                                =========
  Exercisable at December 31, 2008              5,580,000
                                                =========

Weighted-average grant-date exercise price of options, granted during 2008 - $0.30 (2007 - $0.38).

Weighted-average remaining, years of contractual life 2008 - 4.03 (2007
- 5.03).

Warrants:
During the year ended December 31, 2008, 11,962,500 warrants were issued (2007 - 2,040,000) as part of a private placement of units, of which 1,500,000 were exercisable at $0.20; 4,787,500 were exercisable at $0.22; 3,850,000 were exercisable at $0.25; and 1,825,000 were exercisable at $0.30. These warrants expire on various dates between February 25, 2009 and February 25, 2011.

A total of 140,000 warrants expired unexercised during the year

As an inducement to all warrant holders with $0.30 and $0.40 exercise prices, the Company extended the expiry date by one year. $189,834 warrant inducement dividend was recorded as a result of the extension of the expiry date of 4,009,585 warrants.

As of December 31, 2008, the Company had 18,182,083 warrants outstanding.

The following table summarizes warrant activity:

Outstanding, December 31, 2006                  5,478,750
  Granted                                       2,040,000
  Expired                                         (22,500)
  Exercised (shares issued)                      (811,667)
  Exercised (shares to be issued)                (325,000)
                                               ----------
Outstanding, December 31, 2007                  6,359,583
  Granted                                      11,962,500
  Expired                                        (140,000)
  Exercised                                             -
                                               ----------
Outstanding, December 31, 2008                 18,182,083
                                               ==========
  Exercisable at December 31, 2008             18,182,083
                                               ==========

Weighted-average grant-date exercise price, granted during 2008 - $0.24 (2007 - $0.34).

Weighted-average remaining, years of contractual life as of 2008 - 0.92 (2007 - 0.92).

NOTE 10 - RELATED PARTY TRANSACTIONS

In addition to being a director of Advanced ID, Mr. Kazimirski provides consulting services to Advanced ID for the purposes of assisting with product and market development. Specifically, Mr. Kazimirski has been responsible for establishing distribution partners in countries located outside of North America, assisting the Company in finding and negotiating supplier partnership agreements, and other general business tasks as requested by the Company. There exists no written consulting agreement in place but it has been mutually agreed that Mr. Kazimirski will receive $175 per hour for his services for an undefined term, and which began January 3, 2003. During 2007, consulting fees of $126,283 were charged for his services. As a result of the Company's financial position, in December 2008 Mr. Kazimirski reversed all 2008 charges for his services to the Company.

On November 14, 2007, Mr. Kazimirski provided a $60,000 loan to the Company. This loan is unsecured, repayable on demand and bears interest at 10% per annum.

In addition to being a director of Advanced ID, Mr. Meier provides consulting services to Advanced ID for the purposes of assisting with product and supplier development. Specifically, Mr. Meier has been responsible for development, manufacturing and testing of the Company's DataTRAC(tm) RFID tags, sourcing microchip manufacturers, sourcing reader manufacturers, sourcing antennae design suppliers, and overall product development. Mr. Meier continues to provide services based on his hourly rate of $175 per hour. During 2008 and 2007 consulting fees totaled $49,654 and $20,200 for his services, respectively.

In addition to being a director of Advanced ID, Mr. Fields provides consulting services to Advanced ID for the purposes of assisting with investor relations and stock development. Specifically, Mr. Fields has been responsible for development of investor relations programs and company funding activities such as private placements. His contract began on May 21, 2002 and expired on May 21, 2005. The contract was not renewed however Mr. Fields continues to provide services based on his hourly rate of $175 per hour. During 2007 consulting fees totaled $41,815 for his services. As a result of the Company's financial position, in December 2008 Mr. Fields reversed all 2008 charges for his services to the Company but was granted a bonus of $7,000 for his services.

During the period ended December 31, 2008, Mr. Sudeep Bhargava, Vice President Operations and Interim CFO, received $86,736 in salary and bonuses. In the same period in 2007 he received $74,681. Based on the Company's financial position at year end, Mr. Bhargava voluntarily agreed to reverse all share based compensation for the year ended December 31, 2008.

In addition to being President & CEO, Mr. Dan Finch also performs a role of director of Advanced ID. Mr. Finch is compensated for his services as a director. In addition to the stock options granted to Mr. Finch discussed in Note 3, during the period ending December 31, 2008 and December 31, 2007 a total of $86,560 and $112,803 respectively was paid for salary, bonuses and director fees. Based on the Company's financial position in December 2008, Mr. Finch voluntarily agreed to reverse all director's fees and other share based compensation for the year ended December 31, 2008.

On December 31, 2008 accounts receivable from related parties included $283,995 representing the balance of all voluntary reversals of share-based compensation by directors of the Company. The amounts were subsequently settled by having all shares returned and cancelled. Please refer to Note 15.

On December 31, 2008 $9,593 was included in accounts receivable from related parties for a purchase of goods by Global Consulting on behalf of a customer of the Company. Global Consulting is a company owned by the Chairman of the Advanced ID. The transaction was done at market rates and on the same terms as any other customer.

On December 31, 2008 accounts receivable from related parties also included $47,113 due from Pneu Logic Ltd. Pneu Logic Ltd. is owned by George Yeomans, who is a director of PLCL. In addition, another $6,273 was included in accounts receivable from related party, for an amount due from RBC Electronics which is also owned by George Yeomans.

As of December 31, 2008, included in accounts payable to related parties is $986 due to Global Consulting for expenses; $4,738 to Daniel Finch, President and CEO, for fees and expenses; $874 to Hubert Meier, a director for expenses; $7,000 to Terry Fields, a director for a bonus; and $26,443 due to Sudeep Bhargava for bonuses and expenses.
Mr. Bhargava is the Company's Interim CFO.

Also included in accounts payable to related parties is $26,365 due to Laren Yeomans for expenses and fees, $33,448 to RBC Electronics for products and 25,627 Pounds ($38,590) to PLL.

Laren Yeomans, a Director and employee of Pneu-Logic Corporation, Ltd ("PLCL"), earned $133,335 of salary during the year ended December 31, 2008. The amount was partially settled in shares.

RBC Electronics Limited ("RBC") is a company controlled by George
Yeomans who is a director of PLCL. During the year ending December 31, 2008, $163,618 in inventory was purchased from RBC.

$170,000 was paid to George Yeomans, a director of PLCL, during 2008 for the contingent consideration due on the acquisition of Pneu Logic and the Mr. Yeomans loaned 31,053 Pounds ($46,761) back to PLCL for operating capital.

NOTE 11 - COMMITMENTS AND CONTINGENCIES

On September 15, 2008, Advanced ID entered into an employment agreement with Dan Finch to act as the President and Chief Executive Officer. The agreement expires December 31, 2009. Under the terms of this agreement, Mr. Finch is to receive an annual base salary of $103,620 with a bonus to be determined annually by the Board of Directors. If the Company becomes profitable for at least one month then Mr. Finch will receive 100,000 common shares.

The Company has a number of operating lease commitments related to office space and equipment. Estimated future minimum lease payments under these leases are as follows:


  2009          $33,668
  2010           32,148
  2011           27,586
  2012           18,391
               --------
               $111,793
               ========

In 2007, each director is compensated $1,500 per month resulting in a total estimated directors' compensation of $90,000 per year ($18,000 per director). In 2008 the directors voluntarily suspended directors' fees due to the financial condition of the Company.

NOTE 12 - CONCENTRATIONS OF CREDIT RISK

As of December 31, 2008 and 2007, amounts due from customers which exceeded 10% of trade accounts receivables amounted to $74,172 from three customers and $50,853 from three customers, respectively.

The Company had no customers that exceeded 10% of revenues of or total revenues in 2008 (2007 - 13% one customer).

The Company has three vendors which, combined, accounted for approximately 64% of total purchases in 2008 (2007 - 84% from three vendors).

Currently, the Company realizes 50% of sales revenue from the sale of sterilized tags and related items for companion animals, over 90% of which is sold to the purchasing groups representing veterinarians in Canada. The remaining 49% is divided between tire-tag sales and the Pneu-Logic revenues since July 1, 2007.

The Company's Pneu-Logic subsidiary, located in the United Kingdom, comprises $192,216 of total revenues, $465,406 of total net loss, $9,766 of total assets $147,036 of total liabilities and $0 of total capital expenditures for 2008. The remainder of each item is comprised of operations in Canada.

NOTE 13 - DDCT ACQUISITION

On August 29, 2008, the Company signed a term sheet to purchase all of the assets of Shenzhen DDCT Technology Co. Ltd. ("DDCT"), based in the People's Republic of China. Major terms of the agreement were as follows:

The Company would set up a wholly owned subsidiary of Advanced ID Asia Pacific Company Limited.

The new subsidiary would purchase all of the assets of DDCT including but not limited to inventory, leasehold improvements, intellectual property, patents, products, product designs, contracts past and future, collateral and manufacturing processes.

The Company must provide US$5 million in working capital over 2 years with $200,000 paid within 30 days of signing the term sheet. In the event the transaction is not completed, DDCT will refund the advanced funds.

The Company must put 16,005,727 shares into escrow for distribution to DDCT shareholders on completion of the transaction

In addition, 21,340,969 shares of Advanced ID to be placed into escrow to be distributed to DDCT shareholders upon reaching performance milestones to be agreed upon once the transaction has completed.

On December 1, 2008, Advanced ID Asia Pacific Company Limited set up Advanced ID (Schenzen) Co., Ltd. in accordance with the agreement.

As at December 31, 2008 no shares had been put into escrow and the Company had advanced approximately $195,000 to DDCT against the working capital requirement. Subsequent to year end, the Company canceled the purchase of DDCT's assets due to economic conditions. The Company is currently negotiating for the refund of the advanced funds less expenses DDCT had made on behalf of Advanced ID (Shenzhen) Co., Ltd.
On December 31, 2008 the Company was owed $149,815 from DDCT. A bad debt provision was recorded for the entire amount outstanding at December 31, 2008 due to the low probability of recovery.

NOTE 14 - CONVERTIBLE DEBENTURES

Pursuant to a Securities Purchase Agreement dated November 10, 2008, the Company issued to a private investor a convertible debenture in the principal amount of $1,000,000. As consideration, the Company received $200,000 cash and a promissory note for $800,000. On the same day the Company received a prepayment on the promissory note for $75,000. The Company accounted for the debenture in accordance with Statement of Financial Accounting Standards ("FASB") No. 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity".

The debenture bears interest at 6% per annum and matures on November 30, 2011. In the event the Company's common stock is trading for $0.058 or lower at any time during the period from November 10, 2008 to May 10, 2009; the interest rate shall be increased to 93/4 % per annum and all the interest that would accrue on the debenture to maturity must be paid within 3 business days of such event. The interest rate adjustment has been identified as an embedded derivative and has been accounted for at fair value as at December 31, 2008 in accordance with FAS 133 "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133").

The principal and any unpaid interest on the debenture is convertible at the option of the holder, in whole or in part, into common shares of the Company at a conversion price equal to the lesser of: $0.50 and 80% of the average of the three lowest VWAP during the 20 trading days prior to the conversion date. The Company may increase the number of applicable trading days if it deems appropriate. The Company has determined that the conversion price will likely equal the 80% average of the three lowest VWAP during the 20 trading days prior to the conversion date and thus recorded an additional $250,000 expense. A debt discount of $32,253 was recorded upon valuation of the redemption put liability. This debt discount is being charged to operations as accretion expense and added to the debenture payable over the term of the debenture.

                                             2008          2007
                                             ----          ----
Balance beginning of year                 $        -    $      -
Issue of debentures                        1,000,000           -
Finance charge                               250,000           -
Debt discount                                (32,253)          -
Accretion of debt discount                     1,502           -
                                          ----------    --------
                                          $1,219,249    $      -

If on the conversion date the VWAP of the Company's common stock is below $0.08 ("Floor Price"), the Company shall have two days from the conversion date to exercise an option to pay the principal amount being converted plus accrued interest in cash at 150% of such amount. The option for net cash settlement has been identified as an embedded derivative and has been accounted for at fair value as at December 31, 2008 in accordance with FAS 133.

In the event the Company issues common shares or options/warrants for less than the Floor Price or convertible securities convertible at less than the Floor Price; the new floor price shall be adjusted to 80% of the price at which the issuance took place. Issuances excluded from this clause include (1) stock options to directors, officers and employees of the Company (2) shares issued pursuant to any agreements in effect prior to November 10, 2008 (3) shares issued pursuant to a business acquisition (4)shares issued under this debenture.

In the case of a fundamental corporate change whereby 50% of the Company's voting power is disposed of; the holder will have the right to require redemption of the debenture at 150% of the principal amount outstanding plus accrued interest or redeem the debenture for shares of common stock of the successor or acquiring corporation. This early redemption clause has been identified as an embedded derivative and has been accounted for at fair value as at December 31, 2008 in accordance with FAS 133. The fair value of the embedded derivative is $32,253. Any gains or losses on this embedded derivative will be recorded in the consolidated statement of operations and comprehensive income (loss) as a gain or loss on financial instruments with an offset to other assets or other liabilities on the Company's consolidated balance sheet. For the period from November 10, 2008 to December 31, 2008, there were no changes to the fair value of the derivative.

The holder will not be entitled to convert the debenture for a number of shares of common stock in excess of a number of shares that, upon giving effect to such conversion, would cause the aggregate number of common shares beneficially owned by the holder and its affiliates to exceed 4.99% of the outstanding common shares following such conversion. However, this beneficial ownership limitation may be increased at the sole discretion of the holder to 9.99% with 61 days prior written notice to the Company.

The promissory note bears interest at 6.25% per annum and matures
November 30, 2011. In the event the Company's common stock is trading for $0.058 or lower at any time during the period from November 10, 2008 to May 10, 2009; the interest rate shall be decreased to 43/4 % per annum.

The holder is required to redeem the note at a rate of $200,000 per month beginning 6 months from the date of issuance until all principal and accrued interest has been paid. If the VWAP of the Company's common shares for any 10 day trading period is below $0.038, or if the Company is in default under the debenture, the mandatory redemption requirement of the holder is waived.

Failure of the holder to make mandatory redemption payments will result in an increase in the interest rate on the note of 1/4 % per missed payment, to a maximum of 121/2 % interest accruing on the note.

The note is secured by all receivables, inventory, equipment & furnishings, books and records and products and proceeds of the holder.

As of the date of this report, Advanced ID does not have sufficient shares authorized to meet all of the various share issuance obligations as discussed throughout these notes, including stock options, stock warrants, stock committed for cash, stock committed for services, the convertible debenture with La Jolla Cove Investors, Inc., and the potential acquisition of DDCT. Advanced ID may not be able to carry out its intended transactions due to a lack of sufficient authorized shares. The Company intends to seek authorization to increase the number of authorized shares it has available at its next Annual General Meeting.


NOTE 15 - SUBSEQUENT EVENTS

Pursuant to a board resolution, on January 12, 2009, the expiry date of 900,000 warrants exercisable at $0.40 was extended by one year to January 12, 2010.

Pursuant to a board resolution, on February 10, 2009, the expiry date of 200,000 warrants exercisable at $0.30 was extended by one year to February 10, 2010.

Pursuant to a board resolution, on February 14, 2009, the expiry date of 200,000 warrants exercisable at $0.30 was extended by one year to February 14, 2010.

Pursuant to a board resolution, on February 20, 2009, the expiry date of 100,000 warrants exercisable at $0.30 was extended by one year to February 20, 2010.

Pursuant to a board resolution, on February 25, 2009, the expiry date of 1,000,000 warrants exercisable at $0.20 was extended by one year to February 25, 2010.

Pursuant to a board resolution, on March 2, 2009, the expiry date of 100,000 warrants exercisable at $0.30 was extended by one year to March 2, 2010.

Pursuant to a board resolution, on March 6, 2009, the expiry date of 100,000 warrants exercisable at $0.30 was extended by one year to March 6, 2010.

Pursuant to a board resolution, on March 23, 2009, the expiry date of 400,000 warrants exercisable at $0.30 was extended by one year to March 23, 2010.

Pursuant to a board resolution, on March 30, 2009, the expiry date of 84,998 warrants exercisable at $0.30 was extended by one year to March 30, 2010.

On February 18, 2009 a director voluntarily returned for cancellation 850,973 shares of common stock received as compensation in 2008.

On March 12, 2009 a director voluntarily returned for cancellation 328,010 shares of common stock received as compensation in 2008.

On March 18, 2009 785,000 shares were returned and canceled in settlement of subscriptions receivable.

On March 30, 2009 a director voluntarily returned for cancellation 315,449 shares of common stock received as compensation in 2008.

          Up to a Maximum of 4,569,989 Common Shares and
                6,591,251 Common Shares underlying
             6,591,251 issued and outstanding Warrants

                              Prospectus

                       Advanced ID Corporation

                           June 30, 2009

YOU SHOULD ONLY RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, COMMON SHARES ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED.

All dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                             PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer as provided in the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 25. Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses to be incurred in connection with the distribution of the securities being registered. The registrant shall pay the expenses.

SEC Registration Fee                            $    726.75
Printing and Engraving Expenses                    1,500.00
Legal Fees and Expenses                           20,000.00
Accounting Fees and Expenses                       5,000.00
Miscellaneous                                      1,920.00
                                                -----------
TOTAL                                           $ 29,146.75


Item 26. Recent Sales of Unregistered Securities

(i) Fiscal 2006 Transactions

During 2006, Advanced ID issued a total of 6,849,571 shares of common stock. Of these, 3,513,594 shares were issued for cash proceeds of $577,000 and a subscription receivable of $22,000; 1,319,485 were issued for services valued at $442,863 shares (including 997,983 shares issued to members of the Board of Directors valued at $363,024); 500,000 shares were issued for purchase of software valued at $150,000; 263,158 shares were issued to a former director for conversion of loans payable and accounts payable for a total of $86,000; 753,334 shares were issued on the exercise of warrants for proceeds of $213,500 and

500,000 shares were issued on the exercise of stock options for total proceeds of $56,500 (including 50,000 shares issued to a member of the Board of Directors for total proceeds of $11,500).

(ii) Fiscal 2007 Transactions

During 2007, Advanced ID issued a total of 5,098,394 shares of common stock; 965,000 shares of common stock were issued for cash proceeds of $254,000 and collected $20,000 of a subscription receivable from the prior year, 811,667 shares of common stock were issued on the exercise of warrants for $213,500 of cash and a note receivable for $30,000, 1,170,355 shares of common stock were issued as settlement of debt valued at $361,941, 1,000,000 shares of common stock were issued on the acquisition of PL valued at $318,810 and 1,151,372 shares of common stock were issued for services rendered valued at $283,440. We also wrote off a note receivable that we had accepted in 2007 in exchange for the exercise of 100,000 common stock warrants valued at $30,000 to one investor due to his inability to pay. These shares are currently still outstanding.

(iii) Fiscal 2008 Transactions

During 2008, Advanced ID issued a total of 18,671,963 shares of common stock, 12,631,395 were issued for proceeds of $1,276,503 and subscriptions receivable of $99,430; 841,667 shares were issued for deposits received in 2007 for $190,500; 1,340,968 were issued for the settlement of debt valued at $141,373, and 3,857,933 shares of common stock were issued for services rendered valued at $640,150.

During 2008, Advanced ID also wrote off a receivable that the Company had accepted in 2007 in exchange for the issuance of 10,000 shares of common stock valued at $2,000 to one investor due to an inability to pay. These shares were returned and cancelled.

All of the above securities issued in 2006-2008 were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933 to sophisticated investors.

Item 27. Exhibits

INDEX TO EXHIBITS                                Exhibit Number and
                                              Identification of Exhibit

(3)  Articles of Incorporation, By-Laws and Stock Option Plan.
  (i)  Articles of Incorporation.
 (ii)  ByLaws.
(iii)  Stock Option and Incentive Plan revised December 16, 2004.
 (iv)  Instruments defining common stock warrants
(5)  Opinion of Jody M. Walker, Attorney At Law
(10) Material Contracts.
  (i) Agreement and Plan of Merger between AIDO Acquisition, Inc., Advanced ID and Universal Pet Care, Inc.
 (ii)  Authorized Distributor Agreement with Trace Australia Pty
Ltd. 4

(iii)  Consultant Agreement with Hubert Meier Consultancy
Co.dated May 21, 2002. 4
 (iv) Convertible Debenture Purchase Agreement between Universal Pet Care, Inc. and HEM Mutual Assurance LLC. 3
  (v) $995,500 1% Convertible Debenture due January 20, 2009,originally issued by Universal Pet Care, Inc., a
Hawaii corporation to HEM Mutual Assurance LLC on January
20, 2004.3
 (vi) $4,500 1% Convertible Debenture due January 20, 2009, originally issued by Universal Pet Care, Inc., a Hawaii corporation to HEM Mutual Assurance LLC on January 20,
2004.3
(vii) Strategic Partnership Agreement with Applied Wireless Identifications Group, Inc. 5
(viii) Strategic Partnership Agreement with KSW Microtec AG. 5
 (ix) Strategic Partnership Agreement with Guide-Trend Co., Ltd.
5
  (x) Consulting Agreement with Gottfried Auer dated April 15,
2003. 6
 (xi) Authorized Exclusive Distributor Agreement with Kit Loong
Tyre Management Sdn Bhd dated September 15, 2007.7
(xii) Asset Purchase Agreement dated July 1, 2007 .8
(11) Statement of Computation of Per Share Earnings This Computation appears in the Financial Statements.
(21) Subsidiaries of the Registrant.
  (i) AVID Canada Corporation, an Alberta private company incorporated on November 26, 1993 is wholly owned by the registrant.
 (ii) Universal Pet Care, Inc., a Hawaii private company incorporated on August 25, 1994 is wholly owned by the registrant.
(23)(i)  Consent of Certified Public Accountants
(23)(ii) Consent of Jody M. Walker, Attorney At Law (9)

1.  Filed previously on Form 10-KSB filed April 28, 1999.
2.  Filed previously on Form 10-QSB filed May 13, 2004.
3.  Filed previously on Form 8-K filed February 10, 2004.
4.  Filed previously on Form SB-2 amendment 1 filed September 14, 2004.
5.  Filed previously on Form SB-2 amendment 2 filed December 1, 2004.
6.  Filed previously on Form SB-2 amendment 4 filed April 7, 2005.
7.  Filed previously on Form SB-2 amendment 2 filed October 2, 2007.
8.  Filed previously on Form 8-K filed November 6, 2007.
9.  Incorporated into Exhibit 5


Item 28. Undertakings

(a) The undersigned registrant undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
       i. To include any prospectus required by Section 10(a) (3) of the Securities Act;

      ii. Reflect in the prospectus any facts or events arising after the effective date of which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC in accordance with Rule 424(b) of this chapter, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     iii. Include any additional or changed material on the plan of distribution.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

       i. Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (section 230.424 of this chapter);
      ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;
     iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and
      iv. Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

      i. If the registrant is relying on Rule 430B (230.430B of this chapter):

A. Each prospectus filed by the registrant pursuant to Rule 424(b) (3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B. Each prospectus filed by the registrant pursuant to Rule 424(b) (2),
(b) (5), or (b) (7) as part of the registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a) (1)
(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

      ii. If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of the registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deeme incorporated by reference into the registration statement or prospectus that is part of the registration statement will as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

                             SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Calgary, Province of Alberta on the 9th day of July, 2009

Advanced ID Corporation

By: /s/ Daniel Finch
    ----------------
    Daniel Finch
    President

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

By:  /s/ Dan Finch                               Dated: July 7, 2009
     ----------------------
     Dan Finch, CEO, Principal Accounting
       Officer, Director

By:  /s/Seymour Kazimirski                       Dated: July 7, 2009
     ----------------------
     Seymour Kazimirski, CFO, Director

By:  /s/Terry Field                              Dated: July 7, 2009
     ----------------------
     Terry Field, Director